UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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MAGNITE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Magnite, Inc.
6080 Center Drive, 4th Floor
Los Angeles, California 90045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2021

The annual meeting of stockholders of Magnite, Inc. (the “company”) will be held on Monday, June 28, 2021, at 10:00 Pacific time, to consider and act upon the matters described below. In light of the coronavirus (COVID-19) pandemic, and out of an abundance of caution and appreciation for our stockholders, this year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the annual meeting, view the list of our registered stockholders, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included on the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the meeting. You will not be able to attend the annual meeting in person.

1.	Election of three Class I directors to serve until the company’s 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.

2.	Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

4.	Transaction of such other business as may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on May 4, 2021 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING NOW VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

By Order of the Board of Directors,

Aaron Saltz General Counsel and Corporate Secretary

Los Angeles, California
May 17, 2021

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements based upon or relating to our expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to:

•	our ability to realize the anticipated benefits of the SpotX Acquisition;

•	our ability to comply with the terms of our financing arrangements;

•	increases in our debt leverage may put us at greater risk of defaulting on our debt obligations and limit our ability to conduct necessary operating activities, make strategic investments, respond to changing market conditions, or obtain future financing on favorable terms;

•	conversion of our convertible notes will dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock;

•	the severity, magnitude, and duration of the COVID-19 pandemic, including impacts of the pandemic and of responses to the pandemic by governments, business and individuals on our operations, personnel, buyers, sellers, and on the global economy and the advertising marketplace;

•	our vulnerability to the depletion of cash resources as a result of impacts of the COVID-19 pandemic;

•	our CTV spend may grow more slowly than we expect if industry growth rates for ad supported CTV are not accurate, if CTV sellers fail to adopt programmatic advertising solutions or if we are unable to maintain or increase access to CTV advertising inventory;

•	we may not realize the anticipated benefits of the merger with Telaria (the “Telaria Merger”);

•	we may be unsuccessful in our Supply Path Optimization efforts;

•	our ability to introduce new offerings and bring them to market in a timely manner, and otherwise adapt in response to client demands and industry trends;

•	uncertainty of our estimates and expectations associated with new offerings;

•	lack of adoption and market acceptance of our Demand Manager solution;

•	our technology development efforts may be inefficient or ineffective, or not keep pace with competitors;

•	we must increase the scale and efficiency of our technology infrastructure to support our growth;

•	the emergence of header bidding has increased competition from other demand sources and may cause infrastructure strain and added costs;

•	our access to mobile inventory may be limited by third-party technology or lack of direct relationships with mobile sellers;

•	we may experience lower take rates, which may not be offset by increase in the volume of ad requests, improvements in fill-rate, and/or increases in the value of transactions through our platform;

•	the impact of requests for discounts, fee concessions, rebates, refunds or favorable payment terms;

•	our history of losses, and the fact that in the past our operating results have and may in the future fluctuate significantly, be difficult to predict, and fall below analysts' and investors' expectations;

•	the effect on the advertising market and our business from difficult economic conditions or uncertainty;

•	the effects of seasonal trends on our results of operations;

•	we operate in an intensely competitive market that includes companies that have greater financial, technical and marketing resources than we do;

•	the effects of consolidation in the ad tech industry;

•	the growing percentage of online and mobile advertising spending captured by closed “walled gardens” (such as Google, Facebook, Comcast, and Amazon);

•	our ability to differentiate our offerings and compete effectively to combat commodification and disintermediation;

•	potential limitations on our ability to collect or use data as a result of consumer tools, regulatory restrictions and technological limitations;

•	the development and use of new identity solutions as a replacement for third-party cookies and other identifiers may disrupt the programmatic ecosystem and cause the performance of our platform to decline;

•	the industry may not adopt or may be slow to adopt the use of first-party publisher segments as an alternative to third-party cookies;

•	our ability to comply with, and the effect on our business of, evolving legal standards and regulations, particularly concerning data protection and privacy;

•	our ability to comply with industry self-regulation;

•	failure by us or our clients to meet advertising and inventory content standards could harm our brand and reputation and those of our partners;

•	our ability to attract and retain buyers and sellers of digital advertising inventory and increase our business with them;

•	the freedom of buyers and sellers to direct their spending and inventory to competing sources of inventory and demand;

•	the ability of buyers and sellers to establish direct relationships and integrations without the use of our platform;

•	our reliance on large aggregators of advertising inventory, and the concentration of CTV among a small number of large sellers that enjoy significant negotiating leverage;

•	our ability to provide value to both buyers and sellers of advertising without being perceived as favoring one over the other or being perceived as competing with them through our service offerings;

•	our reliance on large sources of advertising demand, including demand side platforms ("DSPs") that may have or develop high-risk credit profiles or fail to pay invoices when due;

•	we may be exposed to claims from clients for breach of contracts;

•	errors or failures in the operation of our solution, interruptions in our access to network infrastructure or data, and breaches of our computer systems;

•	our ability to ensure a high level of brand safety for our clients and to detect "bot" traffic and other fraudulent or malicious activity;

•	our ability to access inventory with high viewability and completion rates;

•	the use of our net operating losses and tax credit carryforwards may be subject to certain limitations;

•	the possibility of adjustments to the purchase price allocation and valuation relating to the Telaria Merger;

•	our ability to raise additional capital if needed;

•	volatility in the price of our common stock;

•	the impact of negative analyst or investor research reports;

•	our ability to attract and retain qualified employees and key personnel;

•	costs associated with enforcing our intellectual property rights or defending intellectual property infringement and other claims;

•	the capped call transactions we entered into may affect the value of the convertible notes and our common stock;

•	we are subject to counterparty risk with respect to the capped call transactions;

•	the conditional conversion feature of the convertible notes, if triggered, may adversely affect our financial condition and operating result;

•	provisions in the indenture for the convertible notes may deter or prevent a business combination that may be favorable to our stockholders;

•	failure to successfully execute our international growth plans; and

•	our ability to identify future acquisitions of or investments in complementary companies or technologies and our ability to consummate the acquisitions and integrate such companies or technologies.

We discuss many of these risks and additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements under the heading "Risk Factors" and elsewhere in filings we have made and will make from time to time with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q for 2021, including our Form 10-Q for the three months ended March 31, 2021. These forward-looking statements represent our estimates and assumptions only as of the date of the report in which they are included. Unless required by federal securities laws, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Without limiting the foregoing, any guidance we may provide will generally be given only in connection with quarterly and annual earnings announcements, without interim updates, and we may appear at industry conferences or make other public statements without disclosing material nonpublic information in our possession. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.

Investors should read this proxy statement the documents that we reference in this report and have filed or will file with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Magnite, Inc.
6080 Center Drive, 4th Floor
Los Angeles, California 90045

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2021

This proxy statement is provided in connection with the solicitation of proxies by the board of directors (the “board of directors” or “board”) of Magnite, Inc. (the “company” or “Magnite”) for use at Magnite’s annual meeting of stockholders to be held on Monday, June 28, 2021 at 10:00 Pacific time, and at any postponement or adjournment thereof (the “Annual Meeting”). In light of the coronavirus (COVID-19) pandemic, and out of an abundance of caution and appreciation for our stockholders, the Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/293659257 and entering the control number included in the Notice of Internet Availability or the proxy card or voting instruction form (if you received a printed copy of the proxy materials) that you receive. Beneficial owners should review the proxy materials and their voting instruction form or Notice of Internet Availability for information about how to vote in advance of and how to participate in the Annual Meeting. You will not be able to attend the annual meeting in person.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”) are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at http://investor.magnite.com/. The other information on our corporate website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You are invited to attend the Annual Meeting via live webcast, and we request that you vote on the proposals described in this proxy statement as soon as possible. You can vote your shares without attending the Annual Meeting by appointing a proxy to vote your shares as explained below. Please note that if your shares are held of record by a broker, bank or other nominee, you should contact your bank, broker or other nominee (preferably at least several days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. See “Matters Related to Virtual Annual Meeting” below for further instructions.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, we are furnishing proxy materials to our stockholders on the Internet and mailing printed copies of the proxy materials only to a limited number of our stockholders. If you are a stockholder of record and you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card by mail or follow the instructions on your proxy card to submit your proxy via the Internet or telephone. If you hold your shares in street name, which means your shares are held of record by a broker, bank, or other nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will generally not receive a printed copy of the proxy materials unless they specifically request a printed copy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials provides instructions as to how to (i) access and review the information contained in the proxy materials, (ii) submit voting instructions via the Internet or telephone or by mail, and (iii) request a printed copy of the proxy materials. You may also participate in and vote at the Annual Meeting by visiting the following website: https://web.lumiagm.com/293659257. See “Matters Related to Virtual Annual Meeting” below for further instructions. Even if you plan to participate in the Annual Meeting online, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting online.

We intend to begin distributing our proxy materials to stockholders via paper copy mailing and the Notice of Internet Availability of Proxy Materials on or about May 27, 2021.

Business to be Conducted at Annual Meeting; Recommendation of Board of Directors

Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, properly executed proxies that have not been revoked will be voted in accordance with the recommendations of the board of directors as follows:

●	FOR election of each of the Class I directors to serve until the company’s 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified (see “Proposal 1 – Election of Directors”);

●	FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year (see “Proposal 2 – Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm”); and

●	FOR approval, on an advisory basis, of the compensation of the company’s named executive officers (see “Proposal 3 —Advisory Vote to Approve the Compensation of our Named Executive Officers”).

As to any other business that may properly come before the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matter. Our board of directors does not presently know of any other business that may come before the Annual Meeting.

The company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Matters Relating to Virtual Annual Meeting

Our board of directors annually considers the appropriate format of our annual meeting of stockholders. As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting, and in light of the novel coronavirus disease, COVID-19, our board of directors believes that hosting a virtual Annual Meeting is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation during a time when many travel restrictions are in place and may limit attendance at our Annual Meeting. Furthermore, our board of directors has determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Pacific time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to login and test your internet-connected device’s audio system. We encourage you to access the meeting in advance of the designated time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

If you want to participate in and vote at the Annual Meeting, you will need will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting.

In addition, if you hold your shares in “street name” through an intermediary, such as a bank, broker or other nominee, in order to participate in and vote at the Annual Meeting you must first obtain, in advance, from your bank, broker or other nominee, a legal proxy reflecting the number of shares of the Company’s common stock that you held as of the record date, your name and email address, unless you previously obtained a legal proxy from your bank, broker or other nominee. You must then submit a request for registration to AST by email to proxy@astfinancial.com. Requests for registration must be labeled as “Legal Proxy” and be received by AST no later than 5:00 p.m. Eastern Time on June 20, 2021. Obtaining a legal proxy may take several days, or longer, and stockholders are advised to register as far in advance as possible. Proxy holders registered with AST will receive a control number and may access the Annual Meeting as described in the paragraph above for stockholders of record.

Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. Stockholders who have accessed the Annual Meeting with a control number may submit questions during the Annual Meeting that are pertinent to the Company and the items being brought before a vote at the Annual Meeting, as time permits and in accordance with our rules of procedure for the Annual Meeting. If you wish to submit a question, you may do so when you are logged into the virtual meeting platform with your control number by typing your question in the designated spot on the dashboard and clicking “Submit.” After the Annual Meeting, we will spend up to 15 minutes answering stockholder questions that comply with the rules of conduct for the Annual Meeting, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website at http://investor.magnite.com/ soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Voting and Quorum Requirements

On May 4, 2021, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 128,859,048 shares of our common stock, constituting all of our voting stock. Holders of our common stock are entitled to one vote per share. The holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting, present via live webcast or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of our common stock represented via live webcast or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

You may vote FOR, AGAINST or ABSTAIN with respect to each director nominee (Proposal 1), ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2), and approval of the compensation of the company’s named executive officers (Proposal 3).

This is an uncontested election and our bylaws provide that a director nominee will be elected in an uncontested election only if the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election, assuming a quorum is present. For the election of directors, shares of our common stock voted ABSTAIN and broker non-votes are not counted as votes cast and, therefore, will not be counted in determining the outcome of a director nominee’s election, but will count for purposes of determining whether a quorum is present.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter, assuming a quorum is present, is required to (i) ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) and (ii) approve, on an advisory basis, the compensation of the company’s named executive officers (Proposal 3).

For each of Proposals 2 and 3, abstentions are considered shares present and entitled to vote on such matter. For each of Proposals 2 and 3, abstentions will have the same effect as votes AGAINST the matter.

Votes during the Annual Meeting will be tabulated by a representative of American Stock Transfer & Trust Company, who will serve as the Inspector of Elections. Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Form 8-K to be filed with the SEC and which we will make available on our website at http://investor.magnite.com/.

Broker Discretionary Voting

If you hold your shares in street name through a bank, broker, or other nominee, you should follow the instructions that you receive from your bank, broker, or other nominee regarding steps to take to instruct your bank, broker, or other nominee how to vote your shares. If you do not provide voting instructions, your bank, broker, or other nominee is permitted to use its own discretion and vote your shares only on routine matters. However, for non-routine matters, your bank, broker, or other nominee does not have discretionary authority to vote your shares. The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3) are each considered a non-routine matter, so brokers are not permitted to vote your shares with respect to such matters without receiving voting instructions from you. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. If your broker exercises its discretion to vote on Proposal 2 at the Annual Meeting, your shares will be voted on such proposal in the manner directed by your broker, but your shares will constitute “broker non-votes” on each other proposal voted on at the Annual Meeting.

Broker non-votes will not be counted as votes cast with respect to the election of directors (Proposal 1) and, therefore, will not be counted in determining the outcome of a director nominee’s election. For approval, on an advisory basis, of the compensation of the company’s named executive officers (Proposal 3), broker non-votes will not be counted in determining the outcome of those items.

Deadline for Voting Before the Annual Meeting

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on June 10, 2021 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Changing or Revoking Your Vote

If you are a stockholder of record you may revoke a previously submitted proxy by (i) delivering a subsequently dated written revocation to our Secretary, (ii) providing subsequent Internet or telephone voting instructions, or (iii) delivering a subsequently dated proxy to our Secretary, in each case, by 11:59 p.m. Eastern Time on June 27, 2021. You may also revoke your proxy by voting during the Annual Meeting. If your shares are held through a bank or broker (i.e., in street name), you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Attendance at the Annual Meeting will not cause your previously executed proxy to be revoked unless you vote during the Annual Meeting or specifically request such revocation. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders in your household unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate proxy statement and Annual Report, to you if you contact us by mail at Magnite, Inc., 6080 Center Drive, 4th Floor, Los Angeles, California 90045, Attention: Corporate Secretary or by telephone at (310) 207-0272. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is classified into three classes (designated Class I, Class II and Class III), with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the Annual Meeting; three Class II directors, whose terms expire at the 2022 annual meeting of stockholders; and three Class III directors, whose terms expire at the 2023 annual meeting of stockholders, in all cases subject to the election and qualification of their respective successors and to their earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named.

On April 1, 2020, the company completed its merger with Telaria, Inc. (“Telaria”). Upon effectiveness of the Telaria Merger Telaria, Frank Addante and Lewis W. Coleman resigned from the company’s board of directors, and Paul Caine, Doug Knopper, Rachel Lam and James Rossman, each a Telaria director prior to the Telaria Merger, were elected to the company’s board of directors to serve until their respective successors have been duly elected and qualified, or until any such new director’s earlier death, resignation or removal.

Our process for nominating director candidates is described below under the caption “Director Candidate Nominating Procedures.” Our board of directors, upon the recommendation of the board’s nominating & governance committee, nominated each of Robert Frankenberg, Sarah Harden and James Rossman to stand for election as Class I directors at the Annual Meeting. Each nominee has indicated his or her willingness to serve if elected, but if he/she is unable or unwilling for good cause to serve, proxies may be voted for a substitute nominee designated by our board of directors or our board of directors may determine to reduce the size of the board. Each nominee, if elected, will hold office until the 2024 annual meeting of stockholders, subject to the election and qualification of his respective successor and to his earlier death, resignation or removal.

The table below lists the nine directors expected to continue in service following the Annual Meeting and their committee assignments. A summary of the background for each nominee and continuing director is set forth after the table. These background summaries include the specific experience, qualifications, attributes, and/or skills that, together with the general characteristics and qualifications described below under the caption “Director Candidate Nominating Procedures,” contributed to our board’s conclusion that the person should serve as a director of the company.

			Committee Assignments
Name	Age(1)	Position	Audit	Compensation	Nominating & Governance	Member Since
Paul Caine	57	Chairman of the Board				April 2020
Michael G. Barrett	58	CEO and Director				March 2017
Robert J. Frankenberg	74	Lead Director		X		April 2014
Sarah P. Harden	49	Director		X		July 2019
Doug Knopper	60	Director		Chair	X	April 2020
Rachel Lam	53	Director	X		X	April 2020
James Rossman	55	Director	X	X		April 2020
Robert F. Spillane	70	Director	X		Chair	April 2014
Lisa L. Troe	59	Director	Chair		X	February 2014
(1)	As of May 4, 2021

Director Nominees – Class I

Robert J. Frankenberg joined our board of directors in connection with our initial public offering in April 2014. Mr. Frankenberg has owned NetVentures, a management consulting and investment firm focused on the high-tech industry, since 1996. He served on the board of directors of public company Nuance Communications from March 2000 to June 2018. He previously served as a member of the boards of directors of public companies Polycom from October 2013 to September 2016, Wave Systems from December 2011 to June 2015 and National Semiconductor until October 2011. He also serves on the board of Veracity Networks, the Sundance Institute and Western Governor’s University (WGU) Development. Prior to its sale in 2004, Mr. Frankenberg chaired Kinzan, a leading provider of Internet services platforms. Mr. Frankenberg was the chairman, president, and CEO of Encanto Networks from June 1997 to July 2000 when the company’s major business was sold to Avaya. Encanto was a leading provider of eBusiness software and services to small business. From April 1994 to August 1996, Mr. Frankenberg was the Chairman/CEO of Novell, a networking software company. Prior to Novell, Mr. Frankenberg was the Vice President & Group General Manager of Hewlett-Packard’s Personal Information Products Group, responsible for HP’s personal computer, server, networking, office software, calculator, and consumer product lines. Mr. Frankenberg joined Hewlett-Packard in 1969 as a manufacturing technician, later became a design engineer, software designer, project manager, engineering and marketing executive, and general manager. He became a corporate vice president in 1990 and general manager of the Personal Information Products Group in 1991. He served in the US Air Force from 1965 to 1969. Mr. Frankenberg previously served on various other boards, including for America OnLine (AOL), and holds several computer design patents. He brings to the board a deep knowledge of software, computer networks and systems, business operations, the technology industry, and public company governance and board service.

Sarah P. Harden joined our board of directors in July 2019. Ms. Harden brings more than two decades of experience in digital media, entertainment and direct-to-consumer video to the Company’s Board. Since January 2018, Ms. Harden has served as the Chief Executive Officer of Reese Witherspoon’s media company Hello Sunshine. Prior to that, Ms. Harden held executive-level positions at Otter Media/The Chernin Group from 2013 to 2018, including President and Executive Vice President. Ms. Harden previously served as board member of privately held ESPN-Star Sports, Star China Media and The Moby Group and as a board director overseeing successful acquisitions and exits of private portfolio companies including Crunchyroll, Fullscreen, Roosterteeth, McBeard, Stagebloc and minority-invested company DLVR. Ms. Harden received her MBA from Harvard Business School and graduated with honors with a B.A. in international relations from The University of Melbourne. Ms. Harden brings to the board extensive experience leading and growing digital video, media and entertainment companies.

James Rossman has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board from January 2011 until April 2020, and served as Chairman of Telaria’s board from August 2012 to May 2013. Mr. Rossman currently serves as an Operating Partner at Silver Lake. From November 2012 to April 2018, he served as Special Advisor to General Atlantic, a global growth equity firm. From April 2009 to June 2012, he served in various roles at AKQA Inc., a digital services company, including President and Chief Operating Officer. From April 2001 to March 2009, Mr. Rossman served in several roles at Digitas, Inc., an integrated advertising agency and a member of the Publicis Groupe, S.A. (as of 2007), including as Chief Operating Officer. Mr. Rossman received a B.A. in economics from Trinity College and an M.M.M. from the Kellogg School of Management at Northwestern University. Mr. Rossman brings significant experience in operating and managing media agencies and advertising technology companies.

Incumbent Directors – Class II

Michael G. Barrett has been a member of our board of directors and has served as our Chief Executive Officer since March 2017. Mr. Barrett has also served as our President since March 2017, except for the period from April 2020 to June 2020. Mr. Barrett has served as the President of Ichabod Farm Ventures LLC, an investment company that he founded, since December 2012. From January 2014 to December 2015, he served as President and Chief Executive Officer of Millennial Media, Inc. From July 2012 to December 2012, Mr. Barrett served as Global Chief Revenue Officer and Executive Vice President at Yahoo! Inc. Prior to Yahoo!, from January 2012 to July 2012, Mr. Barrett served as Director at Google Inc., where he led the integration efforts following Google’s acquisition of AdMeld Inc., a global supply side platform solution for premium publishers. Mr. Barrett previously served as Chief Executive Officer at AdMeld from November 2008 to December 2011. Mr. Barrett also held senior positions at AOL, Fox Interactive Media and Disney Online. Mr. Barrett served on the board of directors of Media Math, a demand-side platform, from January 2013 to April 2020. Mr. Barrett brings to the board extensive experience in digital advertising and advertising technology, as well as significant executive management expertise.

Rachel Lam has been a member of our board of directors since April 2020. She previously served as a member of Telaria’s board since May 2013. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies, and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam currently serves on the board of directors of The Center for Reproductive Rights. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley and an M.B.A. from Harvard Business School. Ms. Lam brings to the board extensive experience investing in early and late stage digital media and technology companies, as well experience in banking and mergers and acquisitions.

Robert F. Spillane joined our board of directors in connection with our initial public offering in April 2014. From 1998 to 2017, Mr. Spillane was a Managing Principal at DigaComm, L.L.C., a private investment firm that leads early-stage venture capital transactions, primarily involving companies in technology and digital media. Mr. Spillane was formerly a Principal and President and CEO of the investment group DM Holdings, Inc., which was formed in 1991 to acquire Donnelley Marketing, Inc. from The Dun and Bradstreet Corporation. Donnelley Marketing was a leading direct marketing and information services company. Mr. Spillane served as President and CEO, and on the board of directors of Donnelley Marketing, Inc. Prior to joining DM Holdings, Mr. Spillane was the Executive Vice President of Diamandis Communications, Inc., then a leading consumer magazine publisher, formed in 1987 in a leveraged buyout of CBS Magazines from CBS Inc., and also served as a member of the Diamandis board of directors from 1987 to 1990. Prior to Diamandis, Mr. Spillane held various executive positions with CBS, Inc., including Senior Vice President Group Publisher, Vice President of Circulation, Vice President General Manager of the CBS Special Interest Magazine Group, and Vice President Sales and Marketing of Fawcett Books. His ten-year career at CBS culminated in service from 1985 to 1987 as Senior Vice President, Publishing of CBS Magazines. In that capacity, he was directly responsible for 10 magazines. From 1972 to 1977, Mr. Spillane held various positions with Chesebrough Ponds, Inc. Mr. Spillane also served on the board of directors of TVSM, Inc., a private media company, from 1992-1998. Mr. Spillane brings to the board expertise in the publishing and advertising businesses, as well as significant experience with operations and mergers and acquisitions.

Incumbent Directors – Class III

Paul Caine has been a member and Chairman of our board of directors since April 2020. He previously served as the non-executive Chairman of Telaria from January 1, 2020 until April 2020 and as a member of Telaria’s board of directors from June 2014 until April 2020. He served as Telaria’s executive Chairman from July 2017 to December 31, 2019 and Telaria’s Interim Chief Executive Officer from February 2017 to July 2017 and as the non-executive Chairman of the Board from July 2016 to February 2017. Mr. Caine has served as President, On Location at Endeavor Group Holdings, Inc. since January 2020. Mr. Caine has served as the Chairman and Executive Director of the Board of Engine Group, a global marketing company, since January 2018, and as CEO and Founder of PC Ventures, LLC, an investment and advisory firm since August 2017. Mr. Caine served as the Chief Global Revenue Officer for Bloomberg Media from June 2014 to July 2016. From April 2013 to January 2014 he served as Chief Executive Officer and a member of the board of directors of WestwoodOne, Inc., the largest independent national audio media company in the U.S. From 1989 to 2013, Mr. Caine served in various capacities at Time Inc., including Executive Vice President, Chief Revenue Officer and Group President Time Inc. from January 2011 until April 2013, Executive Vice President, President and Group Publisher, Style & Entertainment Group from January 2010 to January 2011, and President, Style & Entertainment Group from January 2008 to January 2010. From 2007 to 2011, Mr. Caine served on the board of directors of Nexcen Brands, Inc., a strategic brand management company with a focus on retail franchising, where he served as a member of the audit and governance committees. Mr. Caine received a B.A. in Telecommunications with a minor in Business from Indiana University. Mr. Caine brings to the board expertise in branding and multi-media advertising sales and marketing, as well extensive experience serving on the boards of directors of public and private companies.

Doug Knopper has been a member of our board of directors since April 2020. He previously served as a member of Telaria’s board of directors from October 2018 until April 2020. Mr. Knopper is the Co-Founder of FreeWheel Media, Inc. and served as its Co-Chief Executive Officer from February 2007 to September 2017. FreeWheel, which was acquired by Comcast in 2014, provides a technology platform for the management and monetization of digital television advertising. Prior to founding FreeWheel, Mr. Knopper served as the Chief Executive Officer of BitPass Inc. from 2005 to 2007 and as Senior Vice President/General Manager of DoubleClick Inc. from 2000 to 2005. Mr. Knopper received a B.A. from the University of Michigan and an M.B.A from Georgetown University. Mr. Knopper brings to the board deep expertise and business relationships in digital video advertising and CTV, as well as experience founding, building and leading advertising technology companies.

Lisa L. Troe has been a member of our board of directors since February 2014. She is a Senior Managing Director of Athena Advisors LLC, a business advisory firm she co-founded in 2014. From 2005 through 2013, Ms. Troe was a Senior Managing Director at FTI Consulting, Inc. (NYSE: FCN), a global business advisory firm. From 1995 through 2005, Ms. Troe served on the staff of the U.S. Securities and Exchange Commission’s Pacific regional office, including seven years as an Enforcement Branch Chief and six years as the Regional Chief Enforcement Accountant. Ms. Troe is a director of Stem, Inc. (NYSE: STEM), a technology driven provider of energy storage systems management services that employs a proprietary AI-enabled software platform to optimize the value of energy savings by automatically switching between battery power, onsite generation and grid power. Ms. Troe is a director of

HireRight GIS Group Holdings LLC, which provides employers with global background screening and other workforce solutions. Ms. Troe has served as a director on private company boards in multiple industries and as an independent member of a special litigation committee of a public gaming industry manufacturing company. Ms. Troe’s career includes accounting positions in public and private companies and with a Big Four public accounting firm. She is a National Association of Corporate Directors Board Leadership Fellow, CERT certified in cybersecurity by SEI of Carnegie Mellon University, a member of NACD and other professional organizations, and a CPA. Ms. Troe brings to the board an extensive background in public company governance and oversight, enterprise risk management, and public company accounting, financial reporting and disclosure. She has diverse experience with a wide range of industries, allowing her to bring additional perspective to our board.

Vote Required for Election of Directors

Our bylaws provide that, in an uncontested election, each director nominee must receive a majority of votes cast in order to be elected to our board of directors. A “majority of votes cast” means the number of shares voted FOR a director nominee exceeds the number of shares voted AGAINST that director nominee. Each of our director nominees currently serves on the board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board as a “holdover director.” Our Corporate Governance Guidelines provide that each incumbent director nominee who is not re-elected is expected to submit to the board his or her resignation from our board of directors and all committees thereof. The nominating & governance committee, composed entirely of independent directors, will evaluate and make a recommendation to the board with respect to any submitted resignation and the board must decide whether to accept or reject the resignation, or to take other action, within 90 days following certification of the stockholder vote. No director may participate in the nominating & governance committee or the board’s consideration of his or her own resignation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF ROBERT FRANKENBERG, SARAH HARDEN AND JAMES ROSSMAN AS CLASS I DIRECTORS.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte has served as our independent registered public accounting firm since 2018. Although stockholder approval of the selection of Deloitte is not required by law, our board of directors believes it is advisable as a matter of good corporate governance to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the audit committee may (but will not be required to) reconsider its selection of Deloitte. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed for audit and other services provided in the last two fiscal years by Deloitte are as follows:

Fee Category	2020	2019

Audit Fees(1)	$1,985,000	$932,775

Audit-Related Fees(2)	62,876	325,289

Tax Fees(3)	—	—

All Other Fees(4)	253,320	3,790

Total	$2,301,196	$1,261,854

(1)	Audit Fees cover professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees cover assurance and related services that are reasonably related to the performance of audit or review of our financial statements and not reported as Audit Fees.

(3)	Tax Fees cover tax compliance, advice, and planning services and consist primarily of review of consolidated federal income tax returns and foreign tax issues.

(4)	All Other Fees 2019 related to license fees for accounting research software. All Other Fees in 2020 are related to license fees for accounting research software and Merger and Acquisition support.

Pre-Approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services that are to be provided by our independent registered public accounting firm. The audit committee will not approve non-audit services that the independent registered public accounting firm is not permitted to perform under the rules of the SEC and Public Company Accounting Oversight Board.

On an annual basis, the independent registered public accounting firm will propose to the audit committee an audit plan and engagement letter describing the services the auditor expects to provide and related fees. The final engagement letter and fees agreed by the company acting pursuant to the direction of the audit committee, and all of the services covered by the final engagement letter, will be considered pre-approved by the audit committee.

The audit committee or the Chair of the audit committee acting by delegated authority will approve, if necessary, any changes in terms, conditions and fees under the engagement letter resulting from changes in the audit scope, company structure or other matters.

The audit committee has delegated to the Chair of the audit committee the authority to approve on a case-by-case basis any audit or non-audit services, in amounts up to $200,000 (1) per engagement, (2) per additional category of services, or (3) in excess of pre-

approved amounts for the specified service. The Chair then reports any services so approved to the audit committee at its next regularly scheduled meeting.

All services rendered for fiscal 2020 and fiscal 2019 were pre-approved by the audit committee in accordance with the audit committee’s pre-approval policies and procedures described above.

Vote Required for Ratification of the Selection of our Independent Registered Public Accounting Firm

Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will be considered as a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the company’s named executive officers subject to the vote is disclosed in the executive compensation tables and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on motivating employees through performance-based variable compensation while ensuring that executives are strongly aligned with the creation of long-term value for stockholder principles.  Compensation of the company’s named executive officers is designed to enable the company to attract and retain talented and experienced executives to successfully lead the company in a competitive environment.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. The board of directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the board of directors modifies its policy on the frequency of holding such advisory votes, the next such advisory vote will occur in 2022.

Vote Required for Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of our business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are memorialized in our Corporate Governance Guidelines which direct our board’s actions with respect to, among other things, the composition and director qualifications of our board of directors, the composition of the standing committees of our board of directors, director orientation and continuing education, stockholder communications with our board of directors, succession planning and the annual performance evaluation of our board of directors. A current copy of our Corporate Governance Guidelines is available on our website at http://investor.magnite.com.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market of The Nasdaq Stock Market LLC (“Nasdaq”), which requires that a majority of a listed company’s board of directors be independent. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating/corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of the board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has any material relationships with us. As a result of this review, our board of directors has determined that Mr. Frankenberg, Ms. Harden, Mr. Knopper, Ms. Lam, Mr. Rossman, Mr. Spillane and Ms. Troe are independent directors as defined under the listing requirements and rules of Nasdaq for purposes of service on the board of directors. Mr. Barrett is not considered independent because he currently serves as our Chief Executive Officer. Mr. Caine is not considered independent due to his previous service as Executive Chairman and Interim Chief Executive Officer of Telaria.

In addition to qualifying as “independent” under the listing requirements and rules of Nasdaq, members of the board’s audit committee and compensation committee members must also satisfy additional, heightened independence standards under applicable SEC rules and regulations and Nasdaq listing requirements. Our board of directors has determined that each member of our audit committee and compensation committee satisfies these heightened independence standards.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors will determine in its discretion from time to time whether the roles of Chairman and Chief Executive Officer should be combined or separated. Our board believes that strong, independent board leadership is a critical aspect of effective corporate governance, and to promote open discussion among our non-management directors, our Corporate Governance Guidelines provide that, when the Chairman is a non-independent director, the independent directors will designate an independent director to act as Lead Director.

In April 2020, upon the completion of the Telaria Merger, Mr. Caine was appointed as Chairman of the board. The responsibilities of the Chairman include: (1) leading and presiding at board meetings; (2) assisting in establishing the agenda for each board meeting, with input from the Lead Director, as appropriate; (3) conferring regularly with CEO and consulting with the CEO regarding board meeting schedules and agendas; (4) presiding at executive sessions of the Board, other than sessions consisting solely of independent directors; (5) consulting with committees of the board on matters within the scope of their responsibilities; (6) facilitating communications between directors and between directors and senior management; (7) providing feedback between the CEO and directors regarding strategic issues, board management, and potential conflicts; (8) working with appropriate committees of the board to ensure adequate CEO and senior management succession plans are in place; and (9) being available for consultation and communication with major stockholders upon request.

Pursuant to our bylaws, until April 1, 2022, Mr. Caine will serve as Chairman of the board so long as he continues to serve as a member of the board of directors. If Mr. Caine ceases to be a member of the board of directors prior to April 1, 2022, then the board of directors, acting by the affirmative vote of both a majority of the then-serving “Rubicon Project continuing directors” and a majority of the then-serving “Telaria continuing directors” (each as further described below under “—Board Size and Composition”), will elect one of its members to be the Chairman of the board.

Because Mr. Caine is not deemed independent, Robert J. Frankenberg has been appointed and currently serves in the role of Lead Director. The responsibilities of the Lead Director include: (1) presiding at meetings of independent directors; (2) if the Chairman is not present, presiding at board meetings and executive sessions of the board; (3) providing input to the CEO and Chairman with respect to the board agenda and schedule; (4) serving as liaison between the independent directors and the Chairman and/or Chief Executive Officer on sensitive matters; (5) being available for consultation and communication with major stockholders upon request; (6) calling meetings of independent directors; and (7) serving as designated director for reviewing stockholder communications.

Board Size and Composition

Our board of directors consists of nine members. Pursuant to our bylaws, our board of directors will continue to consist of nine directors until at least April 1, 2022, the second anniversary of the completion of the Telaria Merger.

Until April 1, 2022, our board of directors will be comprised of four “Rubicon Project continuing directors” (currently, Robert J. Frankenberg, Sarah P. Harden, Robert F. Spillane and Lisa L. Troe) (or, in the event of a vacancy among the Rubicon Project continuing directors, a replacement director proposed by a majority of the remaining Rubicon Project continuing directors), each of whom shall meet the independence standards of Nasdaq, four “Telaria continuing directors” (currently, Paul Caine, Doug Knopper, Rachel Lam and James Rossman) (or, in the event of a vacancy among the Telaria continuing directors, a replacement Telaria continuing director proposed by a majority of the remaining Telaria continuing directors), at least three of whom shall meet the independence standards of Nasdaq, and our chief executive officer.

Board and Committee Meetings

In 2020, our board of directors met 19 times, the audit committee met 9 times, the compensation committee met 8 times, and the nominating & governance committee met 4 times. During 2020, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served during the time in which he or she served on our board of directors.

Directors are expected to attend the annual stockholders’ meeting absent unusual circumstances. All of our then-serving directors attended the 2020 annual meeting.

Board Committees

Our board of directors has established three standing committees – audit, compensation, and nominating & governance – each of which operates under a written charter that has been approved by our board. Committee membership is indicated in the table above. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. Each committee reviews and evaluates, at least annually, the performance of the committee and its members and the adequacy of its charter.

Audit Committee

The audit committee is responsible for, among other things, providing assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of our financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes, including our systems of internal accounting and financial controls, the performance of our internal audit function and our independent registered public accounting firm, and our financial policy matters. The audit committee approves the services performed by our independent registered public accounting firm and reviews their reports regarding our accounting practices and systems of internal control over financial reporting, as applicable. The audit committee also oversees the audit efforts and confirms the independence of our independent registered public accounting firm. Our board of directors has determined that each member of our audit committee satisfies the financial literacy requirements of the SEC and Nasdaq, and that each of Ms. Troe, Ms. Lam, Mr. Rossman and Mr. Spillane qualifies as an “audit committee financial expert,” as defined in the SEC rules.

Compensation Committee

The compensation committee is responsible for, among other things, overseeing our overall compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive

Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews, and, except with respect to his own compensation, based on the recommendation of the Chief Executive Officer, determines any employment-related agreements and any proposed severance arrangements or change in control or similar agreements with these officers. The compensation committee also administers the issuance of equity awards under our stock plans and is permitted to delegate such responsibility to our Chief Executive Officer with respect to employees other than executive officers. The compensation committee has delegated to our Chief Executive Officer authority to approve equity awards, subject to the following limitations: (1) no awards may be granted by the Chief Executive Officer to himself or herself, or to members of the board of directors or any executive officer; (2) no individual may be granted more than 100,000 shares in the aggregate in any rolling 365-day period; (3) no more than 250,000 shares may be granted in the aggregate to all recipients in any calendar quarter, or 1,000,000 shares in the aggregate in any calendar year; and (4) awards must be made on standard terms (e.g., four-year vesting) pursuant to the company’s standard award documents. The compensation committee is also responsible for the preparation of a report on executive compensation, when and as required by the SEC rules, to be included in our Annual Report and annual proxy statement. Our board of directors has determined that each member of our compensation committee qualifies as a “non-employee director,” within the meaning of Rule 16b-3 of the Exchange Act.

The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of such consultants, outside counsel and other advisers as it determines appropriate to assist it in the full performance of its functions, at the company’s expense. Since December 2014, the compensation committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) annually to act as its independent compensation consultant. During 2020, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy provides analysis and advice regarding our executive compensation practices, including with respect to the amount and form of executive and non-employee director compensation. A representative of Semler Brossy attends meetings at which the compensation committee undertakes significant review of, and/or action with respect to, executive officer or non-employee director compensation. Semler Brossy also consults regularly with the chair of the compensation committee. Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and Nasdaq rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Nominating & Governance Committee

The nominating & governance committee is responsible for, among other things, developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders’ meeting. In addition, the nominating & governance committee is responsible for overseeing our Corporate Governance Guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The nominating & governance committee also is responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees. Our board of directors has determined that each member of our nominating & governance committee satisfies the requirements for independence under the rules and regulations of Nasdaq.

Director Candidate Nominating Procedures

The process followed by the nominating & governance committee to identify and evaluate director candidates includes requests for recommendations (which may include through retained third-party search firms, as well as less formal methods such as personal contacts), committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by board members. In identifying and evaluating director candidates and determining whether to nominate any particular candidate, the nominating & governance committee considers the director candidates’ specific experience, qualifications, attributes and skills, together with the following general characteristics and qualifications, which are set forth in our Corporate Governance Guidelines:

•	highest personal and professional ethics, integrity, and values;

•	independent, creative, and disciplined thought processes;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making or strategic level;

•	a record of achievement and expertise that is useful to the company and complementary to the background and experience of other board members, so that a useful balance of members on the board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of board membership;

•	commitment to serve on the board over a period of several years to develop knowledge about the company;

•	unless management directors, independence under relevant standards; and

•	diversity of occupational and personal backgrounds among the members of the board.

While the nominating & governance committee does not have a formal policy regarding board diversity, it is a factor that the nominating & governance committee takes into account in identifying director nominees. The nominating & governance committee believes that diversity is important because different points of view and varied board member backgrounds and practical experience can contribute to the quality of the board’s operations and decision-making, and assesses board diversity, among other things, in its periodic assessment of the composition, operation, and effectiveness of the board.

The nominating & governance committee does not assign specific weights to particular criteria, but does believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will facilitate our board’s fulfillment of its responsibilities.

Stockholders may recommend individuals to the nominating & governance committee for consideration as potential director candidates and inclusion in our proxy statement for the 2022 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, Magnite, Inc., 6080 Center Drive, 4th Floor, Los Angeles, California 90045. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating & governance committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for other candidates. If our board determines to nominate a stockholder-recommended candidate, then his or her name will be included in our proxy materials, including our proxy card, for the 2022 annual meeting of stockholders.

Board Evaluation Process

Our board of directors and each of our standing committees conducts an annual self-evaluation to assess its performance. Each director participates in these evaluations and our General Counsel and the Chair of the nominating & governance committee then review and discuss the results with the full board. In addition, as part of the process of considering directors for re-election to the board, individual directors are annually informally evaluated by the nominating & governance committee on the basis of their attendance at meetings and their preparedness, participation, candor and overall contribution to the board, as well as other criteria that the nominating & governance committee deems appropriate.

Communicating with the Independent Directors

Stockholders and other interested parties who wish to communicate on any topic with our board, or with a specific director or directors, including the Chairman or the independent directors as a group, may address such communications to our board of directors c/o Corporate Secretary, Magnite, Inc., 6080 Center Drive, 4th Floor, Los Angeles, California 90045.

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel and Chief Financial Officer, is primarily responsible for reviewing communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. In accordance with the procedures outlined in Magnite’s Corporate Governance Guidelines, communications (or summaries thereof) that relate to corporate governance, long-term corporate strategy, and other important substantive matters should be forwarded to the other directors, unless there is a compelling reason not to forward such communications. In general, the director who reviews such communications may decline to forward communications that relate to ordinary business affairs or personal grievances, or are repetitive or duplicative, unless there is a compelling reason to forward such communications.

Board’s Role in Risk Oversight

Our board of directors exercises oversight of risk management consistent with its duty to direct the management of the business and affairs of the company. The audit committee, pursuant to its charter, is responsible for reviewing company practices with respect to risk assessment and risk management. The audit committee works directly with members of senior management and the company’s internal audit staff to fulfill this responsibility and reports as appropriate to our board. Our board’s other committees also participate in risk oversight by considering risk aspects of matters within the scope of their responsibilities.

Oversight of risk is also effected by our board as a whole in various ways.

•	The board reviews the structure and operation of various departments and functions of the company. In those reviews, the board discusses with management risks affecting those departments and functions and management’s approaches to mitigating those risks.

•	The board reviews and approves each year’s operating plan and budget, and these reviews cover risks that could affect the plan and measures to cope with those risks.

•	In its review and approval of our Annual Reports on Form 10-K, the board reviews and discusses with management the company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis” sections of the document. The audit committee conducts a similar process quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

•	When the board reviews particular transactions and initiatives that require board approval as a legal matter, or that otherwise merit board involvement, the board generally includes related risk analysis and mitigation plans among the matters addressed with management.

•	The board or audit committee meet quarterly with our internal or external cybersecurity resources to review the efficacy of our cybersecurity risk initiatives and related policies and procedures. Lisa Troe, our audit committee chair, also has a certificate in cybersecurity oversight from the Software Engineering Institute at Carnegie Mellon University.

The day-to-day identification and management of risk is the responsibility of the company’s management. As the market environment, industry practices, regulatory requirements, and the company’s business evolve, it is expected that management and our board will respond with appropriate adaptations to risk management and oversight.

Our board believes that the process it has established to administer the board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the board’s leadership structure described above under “Board Leadership Structure.”

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also includes a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although the compensation committee reviews all significant compensation programs, it focuses on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Board’s Role in Oversight of Environmental, Social and Governance Matters

We believe that a sustainable business strategy that integrates Environmental, Social, and Governance (“ESG”) considerations is key to creating long-term value for our shareholders and our other stakeholders. We have a long history of integrating ESG considerations into our mission, business strategy, and operations, and considering the impact we have on our communities and stakeholders. Our board of directors exercises oversight of ESG matters, and our board, executive management team and employees are dedicated to the development and continued advancement of an ESG strategy. To that end, this year, we will be conducting our first sustainability assessment to identify the most impactful ESG issues for our company and our stakeholders. Through this process, we will identify several strategic focus areas that we intend to integrate into our long-term corporate strategy and business objectives over time.

Human Capital Management

We are committed to fostering and maintaining a culture that promotes diversity, equity, and inclusion. As a global employer, we value the diversity of background and experiences that our employees contribute to our company. We strongly believe that a diverse, equitable, and inclusive workplace contributes to ensuring “the best” employee experience. We also believe that it is vital to attracting and retaining talent, which in turn is connected to our ability to create value for our stockholders. In recognition of this, in 2020 we created the Magnify Council, an employee-led council focused on creating a more diverse, equitable and inclusive organization on a global scale. These efforts include, among others, programs to develop diverse talent, and supporting external partners that emphasize the global promotion of diversity, equity, and inclusion. For instance, we are a sponsor of She Runs It, an organization dedicated to the support and advancement of women in all facets of marketing, media and tech.

We strive to build a culture of excellence that is high-performing and results-oriented while emphasizing transparency, collaboration and innovation. Examples of this mindset include:

●	We seek individuals that are committed to seeing the big picture and being catalysts of change.

●	We ask our employees to empower others, make a difference and ensure our company is an exciting place to work, not just a “job.”

●	We reward team and individual excellence and are committed to creating an exceptional workplace environment

●	We solicit feedback from our employees in annual engagement surveys.

●	We believe in continual feedback on performance. Our employees set goals at a regular cadence throughout the year and managers provide achievement ratings.

●	We analyze voluntary employee turnover to understand and address trends.

●	We give equity to our employees to promote alignment and ownership.

Our employees, and the talent they bring to bear, are our most valuable resource. The global COVID-19 pandemic created unprecedented challenges at the business and personal levels. In response, we took a number of measures to protect the health and safety of our employees, including implementing a work-from-home policy, which we expect to continue in the foreseeable future for the majority of our employees, introducing quarterly mental health days, deploying a global employee assistance program, and launching a digital platform with access to live wellness classes and discussions.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The full text of our Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at http://investor.magnite.com. We intend to post any amendment to our Code of Business Conduct and Ethics, and any waivers of the Code for directors and executive officers, on the same website to the extent required by rules adopted by the SEC and Nasdaq.

Policy Against Hedging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and certain employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts and calls. The policy also prohibits short sales of our securities and purchases or sales of puts or calls for speculative purposes.

Compensation Committee Interlocks and Insider Participation

Ms. Harden and Messrs. Knopper, Rossman, Frankenberg, Coleman and Spillane served on the company’s compensation committee during the last completed fiscal year. At the closing of the Telaria Merger on April 1, 2020, Mr. Knopper and Mr. Rossman were appointed to the board of directors and commenced service on the compensation committee, Mr. Spillane ceased serving as a member of the compensation committee and Mr. Coleman resigned as a member of the board of directors and member of the compensation committee. None of the members of the compensation committee is or has at any time been an officer or employee of the company. There are no interlocking relationships (and there were no such interlocking relationships during 2020) between our board of directors, executive officers or the compensation committee, on the one hand, and the board of directors, executive officers or the compensation committee of any other company, on the other hand.

DIRECTOR COMPENSATION

Each member of our board of directors who is not employed by us or any of our subsidiaries, referred to as a non-employee director, is compensated for service on our board through a combination of annual cash retainers and equity awards. For purposes of our director compensation program, a non-employee director is a member of our board who is not, and has not been within the previous 180 days, either an employee of ours or any of our subsidiaries or a consultant performing material services to us or any of our subsidiaries. In order to align the interests of non-employee directors and stockholders, equity awards constitute a majority of total director compensation.

Directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, such as attendance at board or committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, and they receive coverage under a director and officer insurance policy that we maintain.

2020 Market Assessment

In early 2020, in connection with the Telaria Merger, the compensation committee engaged Semler Brossy to perform a comprehensive review of non-employee director pay to ensure the programs were competitive and reflective of the larger, combined company going forward. Following the close of the merger in April 2020, the following changes were made: the membership cash retainer was increased to $50,000 (from $30,000) and the Chairman retainer for Mr. Caine’s role as non-employee Chairman was established at an additional $50,000 for his leadership role.

Annual	Cash Fees

For 2020, directors received annual cash retainer fees as described in the table below for board and committee service. The fees are paid in four equal quarterly advance installments and prorated for any partial year of board service.

Position	Retainer ($)
Board Member	50,000(1)
Audit Committee Chair	20,000
Compensation Committee Chair	12,500
Nominating & Governance Committee Chair	7,500
Audit Committee Member	10,000
Compensation Committee Member	5,000
Nominating & Governance Committee Member	3,500
Board Chairman	50,000
Lead Director	15,000

(1)	As noted above, effective April 1, 2020, the board member cash retainer was increased to $50,000.

Equity	Awards

Equity compensation for non-employee directors consists of (i) an initial equity award with a calculated value of $375,000 for each newly-elected or appointed non-employee director, and (ii) annual awards with a calculated value of $125,000. For 2020, equity awards for directors consisted solely of restricted stock units covering a number of shares determined by dividing the calculated value of the award by the closing price of a share of our common stock on the grant date.

The initial equity award is granted on the date of appointment to the board or attainment of non-employee director status, unless the board or compensation committee specified another issuance date. Annual equity awards are issued on the date of each annual meeting or the date of attainment of non-employee director status. If no intervening annual meeting has been held, annual equity awards will be granted on a date specified by the compensation committee that is at least 30 calendar days after the first anniversary of the prior year’s annual meeting. The first annual award for non-employee directors who join the board at any time other than the date of an annual meeting is subject to proration for the partial year of service ending on the date of the next annual meeting.

Initial equity awards vest, subject to continued board service, in three equal annual increments, on the first, second, and third anniversaries of the date of commencement of board service or attainment of non-employee director status or, if earlier, upon (but effective immediately prior to) the occurrence of a change in control of Magnite. Annual equity awards vest, subject to continued board service, on the first anniversary of the date of grant or, if earlier, upon the occurrence of either (1) a change in control of Magnite (effective immediately prior thereto) or (2) the first regular annual meeting occurring in the year immediately following the year in which such annual equity awards were granted. In addition, if a non-employee director ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the director’s awards vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such awards) determined based upon the period of board service. Vesting of equity awards will cease, and unvested equity awards will lapse, upon a recipient’s removal for cause from board service.

Director	Equity Retention Guidelines

Under equity retention guidelines implemented by the board in April 2016, each director is required to accumulate within five years from the later of the date the guidelines were implemented and the date of commencement of service for a new director, and thereafter to retain for the duration of board service, an amount of equity equal to five times the director’s base board cash compensation. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the director or beneficially owned by the director by virtue of being held by a member of the director’s immediate family members residing in the same household or in a trust for the benefit of the director or his or her immediate family residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested restricted stock units) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units). Until the minimum level of company equity is achieved, a director is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or restricted stock unit award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

2020	Director Compensation Table

The following table sets forth all compensation provided to our non-employee directors for 2020. The compensation for Mr. Barrett, our Chief Executive Officer, is described in the “Executive Compensation” section below. Mr. Barrett did not receive any compensation for his services as a director in 2020. In April 2020, the compensation committee approved a temporary 30% base salary reduction for the Board Cash Retainer in response to COVID-19 and the associated reduction in our workforce and cost-cutting initiatives. The Board Cash Retainers were reinstated in October 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)(3)	Option Awards ($)(2) (4)	Total ($)
Frank Addante(5)	—	—	—	—
Paul Caine(6)	$85,000	$125,000	—	$210,000
Lewis W. Coleman(7)	—	—	—	—
Robert Frankenberg	$59,500	$125,000	—	$184,500
Sarah P. Harden	$46,750	$125,000	—	$171,750
Doug Knopper(6)	$56,100	$125,000	—	$181,100
Rachel Lam(6)	$53,975	$125,000	—	$178,975
James Rossman(6)	$55,250	$125,000	—	$180,250
Robert F. Spillane	$57,375	$125,000	—	$182,375

Lisa L. Troe	$62,475	$125,000	—	$187,475

(1)	Consists of annual board retainer and fees for service as Chairman, a committee chair, committee member, or Lead Director, as the case may be. See the narrative disclosure above for a description of such fees.

(2)	In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the non-employee directors during the fiscal year computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2020 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K. The reported amounts do not necessarily reflect the value that may be realized by the non-employee director with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(3)	Stock awards consist of an annual award of 18,436 restricted stock units granted on July 8, 2020 to each director serving on our board at such time, with an aggregate grant date fair market value as described in footnote 2 of $125,000. As of December 31, 2020, the aggregate number of shares of our common stock covered by unvested stock awards held by each of our non-employee directors was as follows:

Frank Addante	—
Paul Caine	18,436
Lewis W. Coleman	—
Robert J. Frankenberg	18,436
Sarah P. Harden	56,200
Doug Knopper	18,436
Rachel Lam	18,436
Robert F. Spillane	18,436
Lisa L. Troe	18,436
James Rossman	18,436

(4)	As of December 31, 2020, the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors was as follows:

Frank Addante	—
Paul Caine	—
Lewis W. Coleman	—
Robert J. Frankenberg	86,500
Sarah P. Harden	—
Doug Knopper	—
Rachel Lam	—
Robert F. Spillane	86,500
Lisa L. Troe	86,500
James Rossman	36,066

(5)       Mr. Addante resigned from the Board effective April 1, 2020, at the closing of the Telaria Merger.

(6)       Ms. Lam and Messrs. Caine, Knopper and Rossman were appointed to the Board effective April 1, 2020, at the closing of the Telaria Merger.

(7)       Mr. Coleman resigned from the Board effective April 1, 2020, at the closing of the Telaria Merger.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The audit committee of Magnite’s board of directors is composed of four members and acts under a written charter that has been approved by Magnite’s board of directors. The members of the audit committee are independent directors, based upon standards set forth in applicable laws, rules, and regulations. The audit committee has reviewed and discussed the audited financial statements with management, and has discussed with Magnite’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Management is responsible for the company’s financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. Deloitte is responsible for the audit of the consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes and procedures.

The audit committee’s meetings facilitate communication among the members of the audit committee, management, the internal auditors, and Deloitte. The audit committee separately met with each of the internal auditors and Deloitte, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Magnite’s internal controls. The audit committee also met separately with management.

Based on its discussions with management and the independent accounting firm, and its review of the representations and information provided by management and Deloitte, the audit committee recommended to Magnite’s board of directors that Magnite’s audited financial statements for the fiscal year ended December 31, 2020 be included in Magnite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 25, 2020.

By order of the audit committee of the board of directors of Magnite,

AUDIT COMMITTEE
Lisa L. Troe, Chair Robert Spillane Rachel Lam James Rossman

The preceding Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference into a filing under either of such Acts. The report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers as of May 4, 2021.

Name	Age	Position
Michael G. Barrett	59	Chief Executive Officer and Director
David L. Day	59	Chief Financial Officer
Katie Evans	35	Chief Operating Officer
Shawna Hughes	43	Chief Accounting Officer and Chief People Officer
Thomas Kershaw	53	Chief Technology Officer
Joseph Prusz	43	Chief Revenue Officer
Aaron Saltz	40	General Counsel and Secretary
Adam Soroca	48	Head of Global Buyer Team

Michael G. Barrett. See “Proposal 1: Election of Directors” for Mr. Barrett’s biography.

David L. Day has served as our Chief Financial Officer since May 2016 and served as our Chief Accounting Officer from March 2013 to August 2017. From May 2011 to March 2013, Mr. Day served as the Chief Accounting Officer at ReachLocal, Inc., a public company servicing small and medium-sized businesses as their digital ad agency. Prior to that, Mr. Day provided finance and accounting-related consulting services to technology and telecommunications companies and was co-founder of SignJammer Corporation, a start-up in the out-of-home advertising market, from 2008 to 2011. His career also includes experience as Vice President of Finance for Spot Runner, a technology-based ad agency for small and medium-sized business, Senior Vice President of Finance for Yahoo! Search Marketing, Senior Vice President of Finance and Corporate Controller of Overture, and public accounting experience with PricewaterhouseCoopers and Arthur Andersen.

Katie Evans has served as our Chief Operating Officer since September 2020. From April 1, 2020 through August 2020, Ms. Evans served as the Company’s General Manager, CTV. Previously, she served as Senior Vice President and Chief Operating Officer of Telaria from March 2017 to April 2020 and as Senior Vice President, Strategy & Operations, from November 2015 to March 2017. Ms. Evans holds a B.S. in Business Administration from the University of Richmond.

Shawna Hughes has served as our Chief Accounting Officer since June 2020 and as our Chief People Officer since January 2021. From July 2018 through the closing of the Telaria Merger in April 2020, she served as Head of Global Human Resources. From 2015 to 2018, she served as Vice President of People Operations. Prior to joining the Company, from June 2007 to November 2015, Ms. Hughes served in the roles of Senior Director of International Accounting, Director of Revenue Accounting, and Director of Diversity and Inclusion at Concur Technologies, Inc. Ms. Hughes holds a Bachelor of Science in International Business from George Fox University and a Master of Accounting from the University of Notre Dame and is a Certified Public Accountant.

Thomas Kershaw has served as our Chief Technology Officer since October 2016. Previously, Mr. Kershaw served as Director of Product Management of Google from March 2013 to October 2016, and Senior Vice President and General Manager of the Iconectiv business unit of Ericsson, a communications technology company, from March 2008 to March 2013. Mr. Kershaw has also held executive positions at VeriSign, Clarent Corporation and Unisys, and was Chief Technical Officer of SS8 Networks.

Joseph Prusz has served as our Chief Revenue Officer since December 2017 and is responsible for maintaining and growing our revenue stream across all formats, channels, and inventory types. Prior to that, since joining the company in September 2008, Mr. Prusz had various roles of increasing responsibility in our sales department, including leading the Americas region and serving as Head of Mobile.

Aaron Saltz has served as our General Counsel and Corporate Secretary since April 1, 2020. Previously, Mr. Saltz served as General Counsel of Telaria from November 2015 to April 2020 and as Vice President, Associate General Counsel from January 2013 to October 2015. Prior to Telaria, Mr. Saltz worked as an attorney in the mergers & acquisitions department of Skadden, Arps, Slate, Meagher & Flom LLP from 2005 to 2013. Mr. Saltz holds a B.A. from Cornell University and a J.D. from the Harvard Law School.

Adam Soroca has served as our Head of Global Buyer Team since our acquisition of nToggle, Inc. in July 2017. Mr. Soroca co-founded nToggle in September 2014 and served as its Chief Executive Officer and a member of the board of directors until nToggle’s sale to the company. Prior to founding nToggle, Mr. Soroca was the chief product officer at Millennial Media (via acquisition of Jumptap) from November 2013 to July 2014, where he oversaw the global product and operations teams. Prior to Millennial Media, from June 2005 to November 2013, Mr. Soroca was the chief product officer and a founding leadership team member at Jumptap, the leading mobile programmatic and audience platform. Mr. Soroca serves as an advisor at CoachUp, Inc., viisights and Chalk Digital. He pioneered bringing both audience data (DMP) and programmatic capabilities (DSP) to the mobile industry. He is a digital advertising entrepreneur and inventor, holding over 90 awarded patents spanning mobile advertising and search techniques.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the compensation arrangements we had for 2020 with our “named executive officers,” as determined under the rules of the SEC and identified in the summary compensation table below.

Name	Position
Michael G. Barrett	President and Chief Executive Officer
David L. Day	Chief Financial Officer
Thomas Kershaw	Chief Technology Officer
Katie Evans	Chief Operating Officer
Adam L. Soroca	Head of Global Buyer Team

Executive	Summary

Financial and Business Highlights. In 2020, we continued to demonstrate strong financial and strategic operational performance, building upon significant work in re-calibrating and accelerating the business over the past several years. Notable results include:

•	Increased revenue by over +40% to $221.6M (compared to $156.4M in 2019);

•	Improved our profitability and expanded our margins, including a significant increase in our adjusted EBITDA to $43.1M (compared to an adjusted EBITDA of $25.7M in 2019) (see page 54 of our Annual Report on Form 10-K for the year ended December 31, 2020 for a reconciliation of net income (loss) to adjusted EBITDA);

•	Completed the Telaria Merger (closed on April 1, 2020), a leading provider of CTV technology; and

•	Completed the acquisition of SpotX, Inc. (closed on April 30, 2020), a leading platform shaping CTV and video advertising globally. Following the Telaria Merger and SpotX acquisition,, we believe that we are the world’s largest independent omni-channel sell-side advertising platform, offering a single partner for transacting globally across all channels, formats and auction types, and the largest independent programmatic CTV marketplace, making it easier for buyers to reach CTV audiences at scale from industry-leading streaming content providers, broadcasters, platforms and device manufacturers.

Compensation Highlights. Our compensation programs are designed to support creation of stockholder value while maintaining our ability to recruit and retain personnel. For 2020, the compensation committee took the following actions:

•	Approved increases to base salary or target cash incentive opportunities for named executive officers to reflect the larger scope and responsibilities after the closing of the Telaria transaction and to provide better internal parity;

•	Approved annual long-term incentive grant values that were closer to competitive market levels of the larger combined company and awarded an additional retention-focused equity grant to Ms. Evans shortly following the closing of the Telaria transaction to recognize the criticality of her role in our success going forward;

•	Implemented a performance-based equity program for the CEO’s grant in 2020 based on three-year relative total shareholder return (TSR) against the Russell 2000 index; the program requires being above median (55th percentile) to earn target payout and is capped at 100% payout if share price is negative during the performance period;

•	Due to the closing of the Telaria transaction in Q2 2020, the compensation committee implemented a bifurcated cash incentive program that included two separate six-month performance periods; this design allowed the compensation committee to establish mid-year goals for the combined company for the second half of the year; the full year cash incentive payouts were slightly below target (approximately 87% of target) driven by a significantly below target first half of the year due to the impact of the COVID-19 pandemic (29.6% of target) and an above target second half of the year (144.4% of target).

CEO Pay and Performance (2017-2020).  The compensation committee’s pay actions during Mr. Barrett’s tenure reflect his leadership, deep industry experience, and a recognition that he was the right chief executive to lead the company through the successful execution of the business turn-around and leading the next phase of growth.

•	Since joining in March 2017, Mr. Barrett has executed several strategic objectives, including removing buy-side fees and embracing open source and transparency, shifting the business towards header bidding, developing Demand Manager for publishers, and completing the Telaria Merger, and more recently acquiring SpotX;

•	The market’s response to these accomplishments continue to result in significantly outpacing the growth from other ad-tech peers and the Russell 2000; at the end of December 2020, we generated the following annualized returns for stockholders:

◦	+56% (versus +10% for the Russell 2000) from March 2017 (Mr. Barrett’s hire date) through December 31, 2020;

◦	+240% (versus +18% for the Russell 2000) from January 2, 2020 through December 31, 2020

•	In 2020, Mr. Barrett’s target pay levels increased to $4.1 million (from $3.7 million in 2019) which is based on Mr. Barrett’s base salary, target cash incentive amount and the grant date fair value of his equity awards to (i) recognize the stellar overall company performance through 2019 under Mr. Barrett’s leadership and (ii) provide a target total pay opportunity more closely in line with competitive market levels after the combination with Telaria and increased scope of Mr. Barrett’s role with a scaled company

2020 Compensation Actions in Response to COVID-19.  In April 2020, the compensation committee approved a temporary 30% base salary reduction for the CEO and a temporary 30% Board Cash Retainer reduction for our Board of Directors in response to COVID-19 and the associated reduction in our workforce and cost cutting initiatives. The CEO’s base salary and Board Cash Retainers were reinstated in October 2020 after our business had largely recovered from the initial effects of COVID-19. The compensation committee will continue to monitor and assess the impact of the global pandemic and may take action (if appropriate) to ensure outcomes align with overall performance, shareholder experience, and our underlying compensation philosophy. No other adjustments or modifications were made to the company’s incentive programs as a result of the COVID-19 pandemic.

Consideration of 2020 Say on Pay Vote. At our 2020 annual meeting of stockholders, stockholders showed support for our executive compensation program, with 91.6% of the votes cast approving the compensation paid to our named executive officers. After considering the results of the fiscal 2020 Say-on-Pay advisory vote, the compensation committee determined that our practices remained appropriate. The Magnite compensation committee values the perspectives of our stockholders and continues to consider the results of Say-on -Pay votes and stockholder feedback when reviewing our executive compensation program.

Executive Compensation Governance. Our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

What We Do:	What We Don't Do:

✔     Provide a significant portion of CEO pay that is “at-risk” (87% of 2020 target direct compensation was based on financial or share price performance) (with target direct compensation determined based on the CEO’s annual base salary, target cash incentive amount, and the grant date fair value of his equity awards)

✔     Utilize a formulaic incentive structure in our annual incentive program and limit the use of discretion, as well as limit the maximum annual incentive payment to 150% of the target amount

✔     Maintain an ownership and holding requirement policy to encourage alignment with stockholders

✔     Incorporate performance-based equity for our CEO based on outperforming the market

✔     Employ a clawback policy to allow the company to recover any performance-based compensation later proven unearned

✔     Retain an independent compensation consultant to advise the compensation committee

✔     Consider feedback from stockholders as part of the compensation committee’s annual program review

No single-trigger change in control benefits No gross-ups for change in control benefits No discounted stock options or option re-pricings No excessive perquisites No hedging of our equity securities

Executive Compensation Philosophy and Objectives

The compensation committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive and necessary to attract and retain talent.

We accomplish these objectives by providing a total compensation package that includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual cash awards, are paid out on a short-term or current basis. Other elements, such as equity awards that are subject to multi-year vesting schedules and benefits provided upon certain terminations of employment, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives. We also, in certain cases, provide our named executive officers with certain relocation and other benefits in connection with their joining us.

In structuring executive compensation packages, the compensation committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus opportunities provide further incentives to achieve performance goals specified by the compensation committee and long-term equity awards provide incentives to help create value for our stockholders and continue employment with us through specified vesting dates.

Payment of our annual performance-based cash awards is solely contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards varies with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long term.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and more closely align the interests of our named executive officers to those of our stockholders. Our annual equity awards to the named executive officers for 2020 consisted of performance shares (for the CEO only), stock options and restricted stock unit awards, which generally only vest if the executive remains employed with us through the vesting date.

Compensation	Determination Process

The compensation committee considers, determines, reviews, and revises all components of each named executive officer’s compensation. It may not delegate that responsibility. The compensation committee also has oversight of and consults with management regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

The compensation committee retains an independent executive compensation consultant, Semler Brossy Consulting Group, referred to as Semler Brossy, to provide input, analysis, and consultation about our executive compensation. During 2020, Semler Brossy’s work with the compensation committee included analysis, advice, and recommendations on total compensation philosophy; peer groups and market assessment and analysis; compensation program design, including program goals, components, and metrics; equity usage and allocation; compensation trends in comparable business sectors and in the general marketplace for senior executives; regulatory factors; and the compensation of the chief executive officer and the other named executive officers, including advice on the design of cash-based and equity-based compensation.

Semler Brossy reports directly and solely to the compensation committee and performs compensation consulting services for the compensation committee at its request. Semler Brossy is not engaged to perform services directly for our management. The compensation committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy nor are there other factors that would adversely impact Semler Brossy’s independence in advising the compensation committee under applicable SEC and Nasdaq rules. The compensation committee reached this conclusion after considering the following six factors, as well as Semler Brossy’s views regarding its independence and other information the compensation committee deemed relevant: (i) the provision of other services to us by Semler Brossy; (ii) the amount of fees received from us by Semler Brossy, as a percentage of the total revenue of Semler Brossy; (iii) the policies and procedures of Semler Brossy that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Semler Brossy consultants with a member of the compensation committee; (v) any of our stock owned by the Semler Brossy consultants; and (vi) any business or personal relationship of the Semler Brossy consultants or Semler Brossy with any of our executive officers.

Executive officers do not propose or seek approval for, or have any decision-making authority with respect to, their own compensation. The chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive cash targets, and equity awards for each named executive officer other than himself, based on his assessment of each executive officer’s performance during the year and other factors, including compensation survey data and input from Semler Brossy.

Performance reviews for the chief executive officer and other named executive officers include factors that may vary depending on the role of the individual officer, including strategic capability—how well the executive officer identifies and develops relevant business strategies and plans; execution—how well the executive officer executes strategies and plans; and leadership capability—how well the executive officer leads and develops the organization and its people. The compensation committee conducts an annual performance review of the chief executive officer to evaluate the company’s performance, his performance and the performance of the management team and considers this review in determining the chief executive officer’s base salary, annual performance-based cash incentive target, and equity awards.

We have engaged in discussions regarding our compensation philosophy with several of our large stockholders, and we intend to engage in further compensation-related discussions from time to time at such stockholders’ request. Additionally, at our 2021 annual meeting, stockholders will have an opportunity to cast an advisory vote to approve the compensation programs of our named executive officers, referred to as the Say-On-Pay Vote.

Peer	Group Compensation Assessment

The compensation committee works with Semler Brossy periodically to select a peer group of companies in our industry to assist the committee in making its compensation decisions. Although the compensation committee reviews and discusses the peer company compensation data provided by Semler Brossy to help inform its decision-making process, the compensation committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the compensation committee in making compensation decisions.

In July 2019, and prior to the announced Telaria transaction, the compensation committee, with assistance from Semler Brossy, reviewed peer group companies and determined that for 2020 several peers were too large and had substantially different market multiples than the legacy Rubicon Project organization at the time. The assessment led to the removal of five companies (AppFolio, Five, Qualys, QuinStreet and Quotient Technology) and the addition of three new companies (Cardlytics, EverQuote and Fluent). The added companies were selected based on several criteria, including being similar in size, favoring companies based in California or

New York, and having a reasonably comparable business.

Fiscal 2020 Peer Group

Cardlytics, Inc.	Marchex, Inc.	TechTarget, Inc.
ChannelAdvisor Corporation	MobileIron, Inc.	Telaria Inc.
Digital Turbine, Inc.	Model N, Inc.	Telenav, Inc.
EverQuote, Inc.	PROS Holdings, Inc.	The Trade Desk, Inc..
Fluent, Inc..	SPS Commerce	TrueCar, Inc.
Leaf Group Ltd.	Synacor, Inc.	Varonis Systems

In early 2020, and following the announcement of the Telaria transaction, Semler Brossy determined that the peer group (excluding Telaria) continued to remain appropriate when establishing 2020 pay levels due to balanced relative positioning around median on several key metrics and recommended that the committee re-assess the peer group in July 2020 to reflect the go-forward combined company.

Current	Executive Compensation Program Elements

The current elements of our executive compensation program are:

●	base salaries;

●	annual performance-based cash awards;

●	equity-based incentive awards; and

●	certain additional employee benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers reflect our emphasis on aligning the interests of our executive officers with our stockholders’ interests in enhancing our value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation with a value directly linked to our stock price and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base	Salaries

Base salaries for our named executive officers are designed to be competitive when compared with similarly situated executives within our peer group, and are based on a variety of factors, including level of responsibility, performance, and the recommendations of the chief executive officer for named executive officers other than the chief executive officer. Base salaries are reviewed annually or at the time of promotion or other changes in responsibilities. In determining whether to award base salary increases, the compensation committee considers our overall business outlook, our budget, the executive’s individual performance, historical compensation, market compensation levels for comparable positions, internal pay equity, and other factors, including any retention concerns.

After consideration of the data from the peer group described above and the other factors described in the preceding paragraph, the compensation committee increased incumbent named executive officers’ base salaries in March 2020 which are described in the table below. Mr. Kershaw received a +17.6% increase to reflect the increased scale of his role and responsibility for the combined go-forward entity and Mr. Soroca received a +15.4% increase based on market positioning and a desire to achieve better internal pay equity amongst other peers.

Name	2019 Annual Base Salary	2020 Annual Base Salary	Percent Increase (%)
Michael Barrett	$515,000	$550,000	6.8%
David Day	$400,000	$430,000	7.5%
Thomas Kershaw	$425,000	$500,000	17.6%
Katie Evans	$390,000	$400,000	2.6%
Adam Soroca	$325,000	$375,000	15.4%

Annual	Performance-Based Cash Awards

Our named executive officers are eligible to receive cash incentive payments under our Executive Cash Incentive Plan, referred to as the Executive Bonus Plan, which is administered by our compensation committee. The amount of cash incentive payments under the Executive Bonus Plan is determined based upon the achievement of pre-established corporate financial objectives that the compensation committee believed were challenging yet achievable.

For 2020, given that the Telaria Merger occurred in Q2 2020, and considering challenges setting goals during initial integration, the compensation committee approved a bifurcated structure for the 2020 Executive Bonus Plan with independent goals set for each of the first half of the fiscal year (“1H20”) and second half of the fiscal year (“2H20”). The first half of 2020, 1H20, was measured from January to June of 2020. The named executive officers were measured against legacy Rubicon Project 1H20 targets (or legacy Telaria 1H2020 targets for Ms. Evans), with the first half bonus payout based on H1 results. The second half of 2020, 2H20, was measured from July to December 2020 with goals set in July 2020 based on combined company results. The company did not make any adjustments to the cash incentive program or outcomes due to COVID-19 but did consider the impact of COVID-19 when establishing goals for the 2H20.

In March 2020, the compensation committee approved modest increases to target annual bonuses for Mr. Day and Mr. Kershaw in order to better internally align members of the senior leadership team. The increases to target annual bonuses, effective April 1, 2020, were as follows:

Name	2019 Annual Target % of Base Salary	2020 Annual Target % of Base Salary
Michael Barrett	100%	100%
David Day	65%	70%
Thomas Kershaw	65%	70%
Katie Evans	75%	75%
Adam Soroca	70%	70%

1H20 legacy Rubicon Project performance was measured against two financial goals: revenue and adjusted EBITDA less capital expenditures, referred to as capex, with each goal given equal weight. 2H20 Magnite performance was measured against three financial goals: revenue (weighted 35%), CTV revenue (weighted 15%) and adjusted EBITDA less capex (weighted 50%). The compensation committee chose these financial metrics because they represent objectively determinable financial targets and focused the company on goals important to Magnite’s success after the transaction. For a description of how we calculate adjusted EBITDA, see the “Non-GAAP Financial Measures” section of the Management Discussion and Analysis of Financial Condition and Results of

Operations in Part II, Item 7 of the company’s Annual Report on Form 10-K. The compensation committee retains the discretion to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers based on such factors as it deems appropriate.

1H20 Annual Bonus Targets and Payout

In July 2020, the compensation committee determined that for the first half of 2020, legacy Rubicon Project achieved revenue of $65.6 million and Adjusted EBITDA less capex of ($0.68 million), resulting in a weighted payout percentage of 29.61% of each named executive officers' target annual bonuses for 1H20 (other than Ms. Evans), as follows:

Performance Goal	Metric Weight	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	1H 2020 Actual Result
Revenue	50%	$62.2 million	$82.9 million	$103.6 million	$65.6 million (59.22% payout)
Adjusted EBITDA less Capital Expenditures	50%	($6.39 million)	$0.5 million	$14.88 million	($0.68 million) (0% payout)
Name	1H20 Bonus Target	1H 20 Bonus % Earned	1H20 Bonus Paid
Michael Barrett	$266,250	29.61%	$78,837
David Day	$140,250	29.61%	$41,528
Thomas Kershaw	$156,250	29.61%	$46,266
Katie Evans	$150,000	29.61%	$44,415
Adam Soroca	$121,875	29.61%	$36,087

Ms. Evans did not earn incentive compensation for H120 per the terms of her incentive plan (which was established by the Telaria compensation committee prior to the merger and based on achievement of Telaria standalone results). The compensation committee determined that it would be appropriate for Ms. Evans to receive the same 29.61% payout for 1H20 as members of the executive team that were on the Rubicon Project H120 plan in order to have consistency in payouts across the senior executive team.

2H20 Annual Bonus Targets and Payout

In February 2021, the compensation committee determined that for the second half of 2020, the Company achieved revenue of $143.0 million, CTV revenue of $26.4 million and Adjusted EBITDA less capex of $28.6 million, resulting in a weighted payout percentage of 144.46% of each named executive officers’ target bonuses for 2H20, as follows:

Performance Goal	Metric Weight	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2H 2020 Actual Result
Revenue	35%	$83.4 million	$111.2 million	$139 million	$143.0 million (150% payout)

CTV Revenue	15%	$18.2 million	$24.3 million	$36.5 million	$26.4 million (113% payout)
Adjusted EBITDA less Capital Expenditures	50%	$(11.9 million)	$(2.9) million	$7.15 million	$28.6 million (150% payout)

Name	2H20 Bonus Target	2H20 Bonus % Earned	2H20 Bonus Paid
Michael Barrett	$275,000	144.46%	$397,265
David Day	$150,500	144.46%	$217,412
Thomas Kershaw	$175,000	144.46%	$252,805
Katie Evans	$150,000	144.46%	$216,690
Adam Soroca	$131,250	144.46%	$189,604

Equity-Based Awards

2020 Annual Equity Awards

We grant equity-based compensation to our named executive officers in order to attract, retain and reward our executives and strengthen the mutuality of interests between our named executive officers and stockholders. The compensation committee annually determines the form and amount of equity-based incentives granted to executives. In making its determinations, the compensation committee considers factors such as peer group market data, recommendations from Semler Brossy, the executive’s and our performance in the last year and the results achieved by the executive, the executive’s base salary, target annual incentive opportunity and prior grants of equity awards, and the compensation committee’s view regarding the future potential of long-term contributions of the executive. Recommendations of the chief executive officer are also taken into consideration for our named executive officers other than the chief executive officer.

In April 2020, each of our named executive officers received an annual equity grant. The number of stock options, RSUs and PSUs granted to each of our named executive officers for 2020 is set forth in the table below:

Name	Number of Stock Options Granted	Number of RSUs Granted	Target Number of PSUs Granted
Michael Barrett	231,568	175,992	146,341
David Day	115,784	153,993	—
Thomas Kershaw	115,784	153,993	—
Katie Evans	69,470	92,396	—
Adam Soroca	84,908	112,928	—

If our stock price were not to increase, the stock options will not deliver any economic value because the options have an exercise price equal to our stock price on the date of grant and our equity incentive plans prohibit stock option repricing. The stock options and RSUs vest over four years to provide an additional retention incentive. In determining the size of the 2020 annual awards for all named executive officers, the compensation committee calibrated award values to encourage equity ownership and ensure a stable leadership team through the legacy Rubicon Project and Telaria Merger; specifically, the compensation committee (i) considered the increased scope of the executives’ roles following the close of the merger and increased scale of Magnite and (ii) sought to continue to deliver annual equity grant values close to market level for 2020.

For 2020, the compensation committee determined that a portion of Mr. Barrett’s annual equity grant would be made in the form of PSUs that would vest based on our TSR for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over the same period. The Russell 2000 was chosen as the TSR comparator group because the compensation committee believes this index represents a reasonable investment alternative for shareholders considering investing in our business while requiring stable and robust performance outcomes. This PSU award, which was granted in April 2020 and has a target of 146,341 stock units, represented approximately 30% of the total fair value of Mr. Barrett’s equity award for 2020 (as determined as of the grant date in accordance with generally accepted accounting principles). The award is eligible to vest between 0% and 150% of the target number of units subject to the award based on the performance schedule below:

Magnite Relative TSR Ranking vs. Russell 2000 Index	Vesting % of Target Number of PSUs
80th Percentile or Higher	150%
55th Percentile	100%
20th Percentile	25%
Below 20th Percentile	0%

The vesting percentage will be interpolated on a linear basis between the levels stated in the chart above. Additionally, in the event Magnite’s TSR for the performance period is negative, the vesting percent of shares is capped at 100% of target shares. In approving the award, the compensation committee believed it would enhance the performance-based nature of our executive compensation program and further align Mr. Barrett’s interests with those of our stockholders.

2020 Merger Retention Award Granted to Ms. Evans

Upon the close of the Telaria Merger in April 2020, Ms. Evans was granted a special one-time share-based retention award with a target value of $700,000 (102,662 RSUs) that vests in two equal installments on each of April 1, 2021 and April 1, 2022, subject to continued service. Ms. Evans’ role as Chief Operating Officer was critical to the successful integration of legacy Rubicon Project and Telaria and the success of the business going forward. In addition to serving a retentive purpose, the equity grant aimed to motivate and incentivize Ms. Evans in continuing to deliver value to stockholders through the integration of legacy Rubicon Project and Telaria.

Other Employee Benefits and Perquisites

We have generally not offered extensive benefits or other compensation programs to our named executive officers, apart from employee benefits made available generally to our employees such as participation in Magnite’s 401(k) plan and eligibility to receive a company match, and health and welfare benefit programs. Mr. Day is eligible for up to $30,000 in annual reimbursement for the use of a car service for transportation between his home and our headquarters for the purpose of allowing Mr. Day to devote his lengthy commute time to work duties.

Employment Arrangements

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of the named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us.

Severance Agreements

We are also party to Executive Severance and Vesting Acceleration Agreements, referred to as the severance agreements, with each of our named executive officers that provide for severance and other termination benefits upon certain qualifying terminations of employment. These severance agreements are intended to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his position is eliminated or, in some cases, significantly altered by us, which we believe is particularly important in light of the executives’ leadership roles at Magnite. The compensation committee believes that providing severance or similar benefits is common among similarly situated executives in our industry generally and remains important in recruiting and retaining key executives.

The prospect of a change in control of Magnite can also cause significant distraction and uncertainty for executive officers and, accordingly, the compensation committee believes that appropriate change in control protections are important tools for aligning executives’ interests with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, the severance agreements also provide for enhanced severance payments and accelerated vesting of equity awards if the executives’ employment is terminated in connection with or following a change in control of Magnite.

In December 2019, in connection with the approval of the merger agreement between our legacy entities Rubicon Project and Telaria, our board of directors approved the modification of the severance agreements to provide that if the executive officer had been terminated in connection with or within 13 months following the closing of the merger between legacy Rubicon Project and Telaria, the executive officer would be entitled to the enhanced change in control severance under the severance agreements.

For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment (including terminations in connection with a change in control) on the last business day of fiscal year 2020, please see “Potential Payments upon Termination or Change in Control” below.

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment and/or a change in control of Magnite.

Tax Considerations

Section 162(m) of the federal tax laws generally prohibits a publicly held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the company’s compensation committee under a plan approved by the company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. As one of the factors in its consideration of compensation matters, the compensation committee notes this deductibility limitation. However, the compensation committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Recoupment Policy

Our board or the compensation committee shall, in circumstances it deems appropriate, require return to us of the excess portion of any payment made to an employee pursuant to an award issued after April 7, 2016 under our 2014 Equity Incentive Plan or 2014 Inducement Grant Equity Incentive Plan, or under our annual cash incentive plan, if: (1) the payment was predicated upon achieving certain financial results that became the subject of a substantial restatement of our financial statements filed with the SEC within the three full fiscal years after the payment; (2) our board or the compensation committee determines that the participant engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the participant based upon the restated financial results. In each such instance, the “excess portion” of the payment is the amount (in terms of dollars or shares) by which the payment received exceeded the lower payment that would have been made based on the restated financial results. In each case, the return of payment will be net of any taxes paid by the employee in connection with original receipt or subsequent transfer of the payment. Our board or the compensation committee also has the discretion, in circumstances it deems appropriate, to require reimbursement of any or all payments received with respect to any award granted on or after April 7, 2016 to an employee who has engaged in fraud, bribery, or illegal acts similar to fraud or bribery related to employment, or knowingly failed to report such acts of another employee over whom the employee had direct supervisory responsibility. Our board or the compensation committee shall not seek recovery to the extent it determines (a) that to do so would be unreasonable or (b) that it would be better for us not to do so. In making such determination, and without limiting the scope of its discretion, our board or the compensation committee shall take into account such considerations as it deems appropriate, including, without limitation, the likelihood of success under governing law versus the cost and effort involved, whether the assertion of a claim may prejudice our interests, including in any related proceeding or investigation, the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct, and any pending legal proceeding relating to the applicable fraud or illegal conduct. Our board or the compensation committee also may in its discretion direct us to disclose the circumstances surrounding any recoupment made under this policy where not otherwise required by applicable regulation.

Executive Officer Equity Ownership Guidelines and Retention Holding Requirements

Under equity retention guidelines implemented by our board in April 2016, the chief executive officer and each of the other named executive officers are required to accumulate within five years from the later of the date the guidelines were implemented and the date he became a named executive officer, and thereafter to retain for the duration of employment, a minimum level of company equity. The minimum level of equity for the chief executive officer is equal to five times base salary and the minimum level of equity for the other named executive officers is equal to the named executive officer's base salary. Equity that counts toward the ownership requirement includes: (1) shares owned outright by the named executive officer or beneficially owned by the named executive officer by virtue of being held by a member of the named executive officer’s immediate family residing in the same household or in a trust for the benefit of the named executive officer or immediate family members residing in the same household; (2) shares held in qualified plans or IRAs; (3) vested shares (or vested RSUs) deemed to be held in non-qualified plans; (4) the in-the-money portion of vested stock options (but not unvested stock options); and (5) unvested time-based restricted shares (or restricted stock units).

Until the minimum level of company equity is achieved, a named executive officer is prohibited from selling or otherwise transferring beneficial ownership of more than one-half of: (a) the vested after-tax shares of our common stock obtained as a result of the vesting of any restricted stock or RSU award made after implementation of the equity retention guidelines; or (b) the shares of our common stock subject to the vested portion of any stock option award made after implementation of the equity retention guidelines, net of any shares surrendered or sold to cover exercise price and/or income tax resulting from the exercise.

Policy Against Repricing and Cash Buyouts

Our 2014 Equity Incentive Plan and 2014 Inducement Grant Equity Incentive Plan prohibit our board from decreasing the exercise price of or otherwise repricing awards of stock options and stock appreciation rights unless such action is first approved by our stockholders. In addition, the plans prohibit us from redeeming or repurchasing stock options or stock appreciation rights unless such redemptions or repurchases are approved by our stockholders.

Policy Against Hedging

We recognize that hedging against losses in company shares may disturb the alignment between stockholders and employees that our equity awards are intended to build. Accordingly, we have incorporated prohibitions on various hedging activities within our Insider Trading Policy, which applies to directors, officers and other employees who we have designated as insiders, as well as such persons’ family members, life partners, or owned or controlled entities. The policy prohibits all transactions that are designed to sell short, hedge or offset any decrease in the market value of our securities, including prepaid variable forward contracts, equity swaps, futures, collars, exchange funds, options, puts, and calls and purchases or sales of puts or calls for speculative purposes.

Risk Assessment in Compensation Programs

The compensation committee annually assesses our executive and broad-based compensation and benefits programs on an overall basis to determine whether the programs’ provisions and operations create undesired or unintentional material risk. This risk assessment process takes into account numerous compensation terms and practices that we maintain that aid in controlling risk, including the mix of cash, equity, and near- and long-term incentive programs, the use of multi-year vesting periods for equity awards, and a variety of performance criteria for incentive compensation, the claw-back provisions that apply to our annual incentive cash plan and equity plan, and the cap on the maximum cash incentive awards that can be earned in a given year regardless of company performance. This risk assessment process also included a review of program policies and practices, program analysis to identify risk and risk controls, and determinations as to the sufficiency of risk identification and risk control, the balance of potential risk to potential reward, and the significance of the programs and their risks to company strategy. Although we reviewed all significant compensation programs, we focused on those programs with variable payout, in particular assessing the ability of participants to directly affect payouts, and the controls on such situations.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us as a whole. We also believe that our incentive compensation programs do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk-management practices; and are adequately supported by the compensation committee’s oversight of our executive compensation programs.

Compensation Committee Report

The compensation committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the board that the Compensation Discussion and Analysis section be included in the company’s Annual Report on Form 10-K.

Compensation Committee*

Doug Knopper, Chair

Robert J. Frankenberg

Sarah P. Harden

James Rossman

The foregoing report of the compensation committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any Magnite filing under the Securities Act or the Exchange Act, whether made before or after the date of this report and irrespective of any general incorporation language in such filing.

Magnite Named Executive Officer Compensation Tables

Summary Compensation Table - 2020

The following table and narratives that follow describe the 2020, 2019 and 2018 compensation provided to our named executive officers. Mr. Soroca was not a named executive officer of Magnite prior to 2019, thus, pursuant to SEC guidance, we have only included compensation information for 2019 and 2020. Ms. Evans was not a named executive officer of Magnite prior to 2020, thus, pursuant to SEC guidance we have only included compensation information for 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Michael Barrett	2020	458,750(3)		1,829,238	740,068	476,102	8,747(4)	3,512,905
President and CEO	2019	515,000	—	1,799,000	883,827	609,503	5,735	3,813,065
	2018	515,000	—	689,500	327,468	515,000	5,006	2,051,974

David Day	2020	422,500		813,083	370,034	258,940	12,575(5)	1,877,132
Chief Financial Officer	2019	400,000	—	924,960	454,019	307,710	28,540	2,115,229
	2018	400,000	100,000(6)	334,108	45,646	260,000	28,571	1,168,325

Thomas Kershaw	2020	481,250		813,083	370,034	299,071	7,185(7)	1,970,623
Chief Technology Officer	2019	425,000	—	1,028,280	504,779	325,463	5,735	2,289,257
	2018	425,000	150,000(8)	675,189	94,602	275,000	5,650	1,625,441

Adam Soroca	2020	362,500		596,260	271,357	225,691	6,195(9)	1,462,003
Head of Global Buyer Team	2019	325,000	—	772,440	377,879	266,288	7,682	1,749,289

Katie Evans	2020	271,437(10)	44,415(11)	1,029,906	222,019	216,690	15,593(12)	1,800,060
Chief Operating Officer

(1)	In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during the applicable fiscal year computed in accordance with ASC 718. Magnite’s equity awards valuation approach and related underlying assumptions for awards granted in 2020 are described in Note 2 “Organization and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K (and the assumptions for awards granted prior to 2020 are set forth in the corresponding notes in the Annual Report on Form 10-K for the applicable fiscal year). The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(2)	Cash incentive amounts earned by the named executive officers for service during the year, including amounts paid subsequent to that year based upon performance during that year. As discussed in the Compensation Discussion and Analysis section above, for 2020, the compensation committee approved a bifurcated structure for the 2020 Executive Bonus

Plan with independent goals set for each of the first half of the fiscal year (“1H20”) and second half of the fiscal year (“2H20”). The first half of 2020, 1H20, was measured from January to June of 2020. The named executive officers were measured against legacy Rubicon Project 1H20 targets (or legacy Telaria 1H2020 targets for Ms. Evans), with the first half bonus payout based on H1 results. The second half of 2020, 2H20, was measured from July to December 2020 with goals set in July 2020 based on combined company results.

(3)	Mr. Barrett’s salary was temporarily reduced from $550,000 to $385,000 in response to business challenges associated with the COVID-19 pandemic.

(4)	Includes 401(k) plan matching contributions, contributions to life insurance premiums and work-from-home stipend.

(5)	Includes 401(k) plan matching contributions, contributions to life insurance premiums, transportation reimbursement and work-from-home stipend.

(6)	Represents a $100,000 retention bonus that vested during the applicable year.

(7)	Includes 401(k) plan matching contributions, contributions to life insurance premiums and work-from-home stipend.

(8)	Represents a $150,000 retention bonus that vested during the applicable year.

(9)	Includes 401(k) plan matching contributions, contributions to life insurance premiums, transit benefit plan matching contributions and work-from-home stipend.

(10)	Ms. Evans commenced employment with the company on April 1, 2020 with an annual base salary of $400,000.

(11)	For 1H 2020, Ms. Evans’ did not earn any incentive compensation pursuant to the terms of her legacy Telaria 1H incentive compensation plan. The compensation committee approved payout of 29.61% of Ms. Evans’ 1H target bonus in order to align with other executives.

(12)	Includes 401(k) plan matching contributions, contributions to life insurance premiums and work-from-home stipend.

Grants	of Plan-Based Awards - 2020

The following table provides information regarding the equity and non-equity incentive plan awards that were granted to Magnite’s named executive officers in 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Michael Barrett	—	257,500	515,000	772,500
	4/1/2020	—	—	—				175,992	—	—	929,238
	4/1/2020	—	—	—					231,568	5.28	740,068
	4/1/2020(2)	—	—	—	36,585	146,341	219,511				900,000
David Day	—	150,500	301,000	451,500
	4/1/2020	—	—	—				153,993	—	—	813,083
	4/1/2020	—	—	—				—	115,784	5.28	370,034
Thomas Kershaw	—	175,000	350,000	525,000

	4/1/2020	—	—	—	153,993	—	—	813,083
	4/1/2020	—	—	—	—	115,784	5.28	370,034
Adam Soroca	—	131,250	262,500	393,750
	4/1/2020	—	—	—	112,928	—	—	596,260
	4/1/2020	—	—	—	—	84,908	5.28	271,357
Katie Evans	—	150,000	300,000	450,000
	4/1/2020	—	—	—	195,058	—	—	1,029,906
	4/1/2020	—	—	—	—	69,470	5.28	222,019

(1)	In accordance with the rules of the SEC, these amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the named executive officer during 2020 computed in accordance with ASC 718. Our equity awards valuation approach and related underlying assumptions for awards granted in 2020 are described in Note 2 “Organization and Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 13 “Stock-Based Compensation” to the Consolidated Financial Statements in our Annual Report on Form 10-K. The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(2)	Grant of a performance stock unit. The award is eligible to vest as to 0% to 150% of the target number of shares, based on the issuer's total stockholder return for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period.

Narrative	Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement/Offer Letters

We have entered into an employment agreement with Mr. Barrett and offer letters with each of our other named executive officers. Each of our named executive officers serves on an at-will basis and the employment agreement and offer letters do not have a specified term. The employment agreement and offer letters provide for a base salary, eligibility to receive an annual performance bonus, and eligibility to participate in employee benefit or group insurance plans maintained from time to time by us. We are also party to agreements with the named executive officers providing for the severance benefits described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements—Annual Performance-Based Cash Awards” above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards - 2020” table above was granted under, and is subject to, the terms of our 2014 Equity Incentive Plan, referred to as the 2014 Plan. The 2014 Plan is administered by the compensation committee. The compensation committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2014 Plan, if we undergo certain corporate transactions such as a merger, consolidation or similar transaction, or a sale of all or substantially all of our assets or securities, the plan administrator has the discretion to determine how outstanding equity awards will be treated in connection with such corporate transaction (including discretion to provide for accelerated vesting of such awards in connection with the transaction), and if no affirmative determination is made, all outstanding equity awards will fully vest and options will be fully exercisable, and will terminate or be terminated in connection with such corporate transaction, unless the awards are to be assumed or substituted by the successor corporation. The named executive officers are also party to agreements that provide for acceleration of their equity awards in connection with certain terminations of their employment as described below under “Potential Payments upon Termination or Change in Control.”

The equity awards granted to our named executive officers other than Mr. Barrett in 2020 were in the form of stock options, and restricted stock units, referred to as RSUs. Mr. Barrett received equity awards in 2020 in the form of stock options, RSUs, and performance stock units, referred to as PSUs. The vesting requirements applicable to each equity award granted to the named executive officers are described in the footnotes to the table below and in the section above entitled “Compensation Discussion and Analysis.” RSUs are payable on vesting in an equal number of shares of our common stock. Stock options represent the right to receive a share of our common stock upon exercise of the option and payment of the exercise price. The named executive officers do not have the right to vote the shares subject to the awards and do not have any dividend rights with respect to the RSUs or stock options.

Outstanding	Equity Awards as of December 31, 2020

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2020.

		Option Awards				Stock Awards		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael Barrett	4/1/20	—	231,568(2)	5.28	4/1/30
	2/22/19	137,500	162,500(3)	5.14	2/22/29
	3/15/18	212,500	87,500(4)	1.97	3/15/28
	3/17/17	643,275	42,885(5)	5.80	3/17/27
	4/1/20					175,992(6)	5,404,714
	4/1/20							219,511(7)	6,741,183
	2/22/19					196,875(8)	6,046,031
	3/15/18					54,688(9)	1,679,468
	3/17/17					114,495(10)	3,516,141
David Day	4/1/20	—	115,784(2)	5.28	4/1/30
	2/20/19	10,062	87,209(3)	4.92	2/20/29
	3/15/18	7,841	12,197(4)	1.97	3/15/28
	3/15/17	6,031	1,341(11)	6.06	3/15/27
	5/19/15	9,300	—	16.75	5/19/25

	4/1/20					153,993(12)	4,729,125
	2/20/19					105,750(13)	3,247,583
	3/15/18					15,246(14)	468,205

	3/15/17					2,346(15)	72,046
Thomas Kershaw	4/1/20	—	115,784(2)	5.28	4/1/30
	2/20/19	82,041	96,959(3)	4.92	2/20/29
	3/15/18	7,917	25,278(4)	1.97	3/15/28
	3/15/17	12,889	2,778(11)	6.06	3/15/27

	4/1/20					153,993(12)	4,729,125
	2/20/19					117,563(16)	3,610,360
	3/15/18					31,597(17)	970,344
	3/15/17					4,862(15)	149,312
Adam Soroca	4/1/20	—	84,908(2)	5.28	4/1/30
	2/20/19	58,264	72,584(3)	4.92	2/20/29
	3/15/18	23,819	12,288(4)	1.97	3/15/28
	4/1/20					112,928(18)	3,468,019
	2/20/19					88,313(19)	2,712,092
	3/15/18					15,360(20)	471,706
	7/14/17					6,563(21)	201,550

Katie Evans	2/3/11	1,442	—	3.96	2/3/21
	6/8/11	1,442	—	3.96	6/8/21
	7/26/12	2,884	—	4.64	7/26/22
	7/19/12	2,884	—	4.64	7/19/22
	3/5/13	7,212	—	5.46	3/5/23
	7/31/13	5,410	—	7.74	7/31/23
	12/5/13	22,971	—	3.95	12/5/23
	2/27/18	39,763	16,374(22)	3.61	2/27/28
	2/28/19	15,376	18,170(23)	5.16	2/28/29
	4/1/20	—	69,470(2)	5.28	4/1/30
	2/24/17					33,812(24)	1,038,367
	2/27/18					13,871(25)	425,978
	2/28/19					37,569(26)	1,153,744
	4/1/20					92,396(27)	2,837,481
	4/1/20					102,662(28)	3,152,750

(1)	In accordance with the rules of the SEC, the values represent the product of the number of shares that have not vested and $30.71, which was the closing market price of our common stock on December 31, 2020. The reported amount does not necessarily reflect the value that may be realized by the individual because the awards vest over a specified period of time from the date of grant contingent upon continued employment and, in the case of PSUs, the issuer’s total stockholder return over the performance period, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

(2)	These stock options vest (or vested) with respect to 25% of the underlying shares on April 1, 2021 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(3)	These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2020 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(4)	These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2019 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(5)	These stock options vest (or vested) with respect to 25% of the underlying shares on March 17, 2018 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(6)	These RSUs vest as follows: 47,664 shares on May 15, 2021, 11,000 on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2024 and 7,328 on May 15, 2024.

(7)	The vesting of this PSU will be determined based on the issuer's total stockholder return ("TSR") for the three-year period beginning on the grant date of the award relative to the TSRs of the companies in the Russell 2000 index over that period. The award is eligible to vest as to 0% to 150% of the target number of performance-based restricted stock units. Number of shares reflects maximum achievement, based on performance to date.

(8)	These RSUs vest as follows: 43,750 shares on May 15, 2021 and each November 15 and May 15 thereafter until November 15, 2022, and with respect to 21,875 of such shares on May 15, 2023.

(9)	These RSUs vest as follows: 21,875 shares on each of May 15 and November 15, 2021; and with respect to 10,938 of such shares on May 15, 2022.

(10)	These RSUs vest on May 15, 2021.

(11)	These stock options vest (or vested) with respect to 25% of the underlying shares on February 1, 2018 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(12)	These RSUs vest as follows: 41,706 shares on May 15, 2021, 9,625 on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2024 and 6,412 shares on May 15, 2024.

(13)	These RSUs vest with respect to the underlying shares 23,500 shares on each of May 15, 2021, November 15, 2021, May 15, 2022 and November 15, 2022 and 11,750 of such shares on May 15, 2023.

(14)	These RSUs vest with respect to 6,098 on each of May 15 and November 15, 2021; and with respect to 3,050 of such shares on May 15, 2022.

(15)	These RSUs vest on May 15, 2021.

(16)	These RSUs vest with respect to 26,125 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 13,063 of such shares on May 15, 2023.

(17)	These RSUs vest with respect to 12,639 of the underlying shares on each of May 15 and November 15, 2021; and with respect to 6,319 of such shares on May 15, 2022.

(18)	These RSUs vest as follows: 30,585 shares on May 15, 2021, 7,058 shares on each August 15, November 15, February 15, and May 15 thereafter until February 15, 2024 and 4,705 shares on May 15, 2024.

(19)	These RSUs vest with respect to 19,625 shares on each November 15 and May 15 hereafter until November 15, 2022, and with respect to 9,813 of such shares on May 15, 2023.

(20)	These RSUs vest with respect to 6,144 of the underlying shares on each of May 15 and November 15, 2021, and with respect to 3,072 of such shares on May 15, 2022.

(21)	These RSUs vest with respect to 4,375 on May 15, 2021, and with respect to 2,188 of such shares on November 15, 2021.

(22)	These stock options vest (or vested) with respect to 25% of the underlying shares on February 14, 2019 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(23)	These stock options vest (or vested) with respect to 25% of the underlying shares on February 14, 2020 and with respect to the remaining 75% of the underlying shares in equal monthly installments over the following 36 months.

(24)	These RSUs vested on February 14, 2021.

(25)	These RSUs vested or will vest in two equal installments on each of February 14, 2021 and February 14, 2022.

(26)	These RSUs vested or will vest in three equal installments on each of February 14, 2021, February 14, 2022 and February 14, 2023.

(27) These RSUs vest as follows: 25,024 shares on May 15, 2021, 5,775 shares on each August 15, November 15 and February 15 thereafter until February 15, 2024, and 3,847 shares on May 15, 2024.

(28)	These RSUs vested or will vest in two equal installments on each of April 1, 2021 and April 1, 2022.

Option	Exercises and Stock Vested - 2020

The following table provides information regarding stock options that were exercised by our named executive officers during 2020 and the restricted stock unit awards granted to our named executive officers that vested during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Barrett	—	—	559,159	4,435,712
David Day	250,303	1,665,177	155,703	1,250,574
Thomas Kershaw	131,000	422,390	267,409	2,251,539
Adam Soroca	9,175	90,030	189,725	1,668,677
Katie Evans	528	2,619	13,525	99,544

(1)	The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options.

(2)	The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date. Represents the gross value realized prior to any applicable tax withholding.

Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of Magnite. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from the amounts presented below. Factors that could affect these amounts include the timing during the year of any such event.

We are a party to an Executive Severance and Vesting Acceleration Agreement, referred to as the severance agreement, with each of our named executive officers. These agreements provide that if we terminate the employment of any of these executives without “cause”, if any of these executives resigns for “good reason”, or if the executive’s employment terminates due to the executive’s death or “disability” (as such terms are defined in the severance agreement), and prior to and not in connection with the consummation of a “sale transaction” (as such term is defined in the severance agreement), the executive will be entitled to receive continuation of his then-current base salary for a specified period (12 months for Messrs. Barrett and Day and 6 months for Messrs. Kershaw and Soroca and Ms. Evans), a pro-rata target bonus for the year of termination based upon the portion of the year worked and net of bonus amounts previously paid for the year, continuation of group health insurance coverage or reimbursement of premiums for each executive and his respective dependents for a specified period (12 months for Mr. Barrett, 6 months for Messrs. Day and Soroca and Ms. Evans, and 3 months for Mr. Kershaw), and accelerated vesting of equity awards for a specified period (12 months for Messrs. Barrett and Day and 6 months for Messrs. Kershaw and Soroca and Ms. Evans).

If we terminate the employment of any of these executives without cause, if any of them resigns for good reason or if any the executive’s employment terminates due to the executive’s death or disability, in any case in connection with or following a change in control of Magnite (within thirteen months of the change in control for Mr. Barrett), the benefits described above will be increased to include for Messrs. Barrett and Day, additional cash severance equal to one year’s target bonus (paid over 12 months); for Mr. Kershaw and Ms. Evans, a longer period of continuation of base salary equal to 12 months; for all the executives, full acceleration of vesting of all equity awards; and for all executives, except Mr. Soroca, a longer period of group health insurance coverage or reimbursement of premiums (12 months for Messrs. Barrett and Day and Ms. Evans and 6 months for Mr. Kershaw). In December 2019, in connection with the approval of the merger agreement between us and Telaria, our board approved the modification of the severance agreements (other than with respect to Ms. Evans, who commenced employment on April 1, 2020) to provide that if the executive officer had been terminated in connection with or within 13 months following the closing of the merger between us and Telaria on April 1, 2020, the executive officer would have been entitled to the enhanced change in control severance benefits described in this paragraph.

All severance benefits are conditioned upon these executives entering into a release of claims with us and abiding by the restrictive covenants contained in our standard confidentiality agreement (which includes an indefinite confidentiality covenant and one-year post-termination non-solicitation of employees covenant). The severance agreements also provide that if the payments or benefits made to the executive in connection with a change in control of Magnite would result in an excise tax under Section 280G and 4999 of the U.S. Internal Revenue Code, such payments or benefits will be reduced if and to the extent such a reduction would result in a greater after-tax benefit for the executive.

The following tables present our estimates of the value of the payments and benefits that each of the named executive officers would have been entitled to receive (1) had his employment been terminated by us without “cause,” by the executive for “good reason”, or due to the executive’s death or “disability” on December 31, 2020 and (2) had both such a termination of the executive’s employment and a change in control of Magnite occurred on that date. The actual amounts that would be paid upon a named executive officer’s termination of employment and/or a change in control can only be determined at the time of such event.

Severance Benefits(1)

Name	Cash Severance ($)(2)	Pro-Rata Bonus ($)(3)	Continued Health Insurance Coverage ($)(4)	Value of Accelerated Vesting of Equity Awards ($)(5)	Total ($)
Michael Barrett	1,100,000	275,000	34,060	34,767,402	36,176,462
David Day	731,000	150,500	34,060	14,094,063	15,009,623
Thomas Kershaw	500,000	175,000	17,030	15,699,068	16,391,098
Adam Soroca	162,500	131,250	17,030	11,237,675	11,548,455
Katie Evans	400,000	150,000	17,030	3,526,068	4,093,098

(1)	As discussed above, in December 2019, in connection with the approval of the merger agreement between us and Telaria, our board approved the modification of the severance agreements with our named executive officers (other than with respect to Ms. Evans, who commenced employment on April 1, 2020) to provide that if the executive officer had been terminated in connection with or within 13 months following the closing of the merger between us and Telaria on April 1, 2020, the executive officer would have been entitled to the enhanced change in control severance benefits described in this paragraph. In addition, the consummation of the Telaria Merger represented a change of control of Telaria for purposes of Ms. Evans’ severance agreement with respect to any equity that had been granted to Ms. Evans prior to the Telaria Merger. Accordingly, the amounts above reflect enhanced change of control severance benefits.

(2)	The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Barrett and Day), 12 months base salary (in the case of Ms. Evans or Mr. Kershaw) or 6 months base salary (in the case of Mr. Soroca).

(3)	For 2020, the compensation committee approved a bi-furcated bonus plan for 1H 2020 and 2H 2020. The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for 2H 2020.

(4)	The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Messrs. Barrett and Day and Ms. Evans, and 6 months for Messrs. Kershaw and Soroca).

(5)	The equity acceleration amount included in the table represents the value of the equity awards that would vest in connection with the termination of the executive’s employment. The value of the accelerated options and RSUs presented in the table is calculated based on our closing stock price on December 31, 2020 of $30.71 and, in the case of the accelerated options, less the exercise price of the options.

Severance Benefits (Change in Control)

Name	Cash Severance ($)(1)	Pro-Rata Bonus ($)(2)	Continued Health Insurance Coverage ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Michael Barrett	1,100,000	275,000	34,060	34,767,402	36,176,462
David Day	731,000	150,500	34,060	14,094,063	15,009,623
Thomas Kershaw	500,000	175,000	17,030	15,699,068	16,391,098
Adam Soroca	162,500	131,250	17,030	11,237,675	11,548,455
Katie Evans	400,000	150,000	17,030	11,282,921	11,849,951

(1)	The cash severance amount included in the table above is equal to 12 months base salary plus target bonus (in the case of Messrs. Barrett and Day), 12 months base salary (in the case of Ms. Evans or Mr. Kershaw) or 6 months base salary (in the case of Mr. Soroca).

(2)	For 2020, the compensation committee approved a bi-furcated bonus plan for 1H 2020 and 2H 2020. The pro-rata bonus amount included in the table above is equal to the executive’s target bonus for 2H 2020.

(3)	The executive is entitled to continuation of group health insurance coverage or reimbursement of premiums for the executive and his dependents for a specified period (12 months for Messrs. Barrett and Day and Ms. Evans, and 6 months for Messrs. Kershaw and Soroca).

(4)	The equity acceleration amount included in the table represents the value of the equity awards that would vest in connection with the termination of the executive’s employment. The value of the accelerated options and RSUs presented in the table is calculated based on our closing stock price on December 31, 2020 of $30.71, and, in the case of the accelerated options, less the exercise price of the options.

CEO	Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose the ratio of the total annual compensation of our President and CEO, Michael Barrett, to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described above, we have determined that our CEO's total compensation for 2020 was $3,512,905, and the median of the total 2020 compensation of all of our employees (excluding our CEO) was $167,686. Accordingly, we estimate the ratio of our CEO's total compensation for 2020 to the median of the total 2020 compensation of all of our employees (excluding our CEO) to be 20.95 to 1.

We identified the median employee by taking into account the annualized total cash compensation for 2020 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 31, 2020. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2020, but we did annualize the compensation for any employees who were not employed by us for all of 2020. Because our originally identified median employee was hired mid-year, we selected a different median employee with substantially similar compensation. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee's total annual compensation for 2020 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of May 4, 2021 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership of our common stock is based on 128,859,048 shares of our common stock outstanding as of May 4, 2021.

Name and Address of Beneficial Owner(1)	Shares of Common Stock(2)	Percent
5% Stockholders
RTL US Holding Inc.(3) BlackRock, Inc.(4)	12,374,315 8,030,030	9.6 6.2
Named Executive Officers
Michael Barrett(5)	2,201,376	1.7
David Day(6)	136,033	*
Thomas Kershaw(7)	391,083	*
Katie Evans(8)	348,252	*
Adam Soroca(9)	309,308	*
Directors and Director Nominees
Paul Caine	166,172	*
Robert J. Frankenberg(10)	152,986	*
Sarah P. Harden(11)	53,626	*
Doug Knopper	92,884	*
Rachel Lam	156,891	*
James Rossman(12)	303,191	*
Robert F. Spillane(13)	152,986	*
Lisa L. Troe(14)	147,836	*
All Current Executive Officers and Directors as a Group (16 persons)(15)	5,334,179	4.1

*	Indicates ownership of less than one percent.

(1)	Except as noted, the address of the named beneficial owner is c/o Magnite, Inc., 6080 Center Drive, 4th Floor, Los Angeles, California 90045.

(2)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes shares (i) as to which the individual or entity has sole or shared voting power or investment power, and (ii) the individual owns or has the right to acquire beneficial ownership of within 60 days of May 4, 2021. Shares not owned but which the individual has the right to acquire beneficial ownership within 60 days of May 4, 2021 are included in the numerator and denominator for that specific individual in calculating that individual’s beneficial ownership percentage, but not deemed outstanding in the aggregate for computing the ownership percentage for others.

(3)	At the closing of the acquisition SpotX, Inc. on April 30, 2021, we issued 12,374,315 shares to RTL US Holdings Inc.

(4)	Beneficial ownership is based solely on the Schedule 13G/A filed with SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”) with respect to our common stock. The Schedule 13G/A states that BlackRock has sole voting power as to 7,873,494 shares and sole dispositive power as to 8,030,030 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)	Includes 227,784 restricted stock units that will vest within 60 days of May 4, 2021 and 1,196,025 shares issuable pursuant to outstanding stock options exercisable by Mr. Barrett within 60 days of May 4, 2021, of which 1,161,376 were fully vested as of May 4, 2021.

(6)	Includes 73,650 restricted stock units that will vest within 60 days of May 4, 2021 and 62,383 shares issuable pursuant to outstanding stock options exercisable by Mr. Day within 60 days of May 4, 2021, of which 49,109 were fully vested as of May 4, 2021.

(7)	Includes 85,332 restricted stock units that will vest within 60 days of May 4, 2021 and 130,550 shares issuable pursuant to outstanding stock options exercisable by Mr. Kershaw within 60 days of May 4, 2021, of which 114,656 were fully vested as of May 4, 2021.

(8)	Includes 25,024 restricted stock units that will vest within 60 days of May 4, 2021 and 130,859 shares issuable pursuant to outstanding stock options exercisable by Ms. Evans within 60 days of May 4, 2021, of which 124,228 were fully vested as of May 4, 2021.

(9)	Includes 60,729 restricted stock units that will vest within 60 days of May 4, 2021 and 130,632 shares issuable pursuant to outstanding stock options exercisable by Mr. Soroca within 60 days of May 4, 2021, of which 119,755 were fully vested as of May 4, 2021.

(10)	Includes 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Frankenberg within 60 days of May 4, 2021, all of which were fully vested as of such date.

(11)	Includes 18,882 restricted stock units that will vest within 60 days of May 4, 2021.

(12)	Includes 36,066 shares issuable pursuant to outstanding stock options exercisable by Mr. Rossman within 60 days of May 4, 2021, all of which were fully vested as of such date.

(13)	Includes 86,500 shares issuable pursuant to outstanding stock options exercisable by Mr. Spillane within 60 days of May 4, 2021, all of which were fully vested as of such date.

(14)	Includes 86,500 shares issuable pursuant to outstanding stock options exercisable by Ms. Troe within 60 days of May 4, 2021, all of which were fully vested as of such date.

(15)	Includes 560,565 restricted stock units that will vest within 60 days of May 4, 2021 and 2,246,360 shares issuable pursuant to outstanding stock options exercisable within 60 days of May 4, 2021, of which 2,148,972 were fully vested as of such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- average Exercise Price of Outstanding Options and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders(1)	9,961,429	$6.44	4,125,561(5)
Equity Compensation Plans Not Approved by Stockholders(2)	6,166,099	$4.82	7,629,133(6)
Total	16,127,528(3)	$5.61	11,754,694

(1)       Consists of our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan.

(2)       Consists of our 2014 Inducement Grant Equity Incentive Plan, the nToggle, Inc. 2014 Equity Incentive Plan, and the Telaria Plans, each described below.

(3)       Represents 6,695,155 shares to be issued upon exercise of outstanding options and 9,432,373 shares subject to outstanding unvested restricted stock units. Includes 146,341 performance related restricted stock units that vest based on certain stock price performance metrics. Between 0% and 150% of the performance stock units will vest on the third anniversary of its grant date.

(4)       Represents the weighted-average exercise price of outstanding options. Shares subject to outstanding unvested restricted stock units and performance-based stock units become issuable upon vesting without any exercise price or other cash consideration required.

(5)       Consists of 2,076,397 shares that were available for future issuance under the 2014 Equity Incentive Plan and 2,049,164 shares that were available for future issuance under the 2014 Employee Stock Purchase Plan as of December 31, 2020, including 263,750 shares subject to purchase during the offering periods in effect as of December 31, 2020. On January 1, 2021, an additional 5,701,427 shares became available for future issuance under the 2014 Equity Incentive Plan and an additional 1,140,285 shares became available for issuance under the 2014 Employee Stock Purchase Plan, both pursuant to the plan’s evergreen provisions.

(6)       Shares available for future issuance under the 2014 Inducement Grant Equity Incentive Plan and the Telaria, Inc. 2013 Equity Incentive Plan as of December 31, 2020.

Our 2014 Inducement Grant Equity Incentive Plan was adopted by our board in November 2014 for use in making employment inducement awards pursuant to New York Stock Exchange Rule 303A.08. A total of 1,000,000 shares of our common stock was initially reserved for granting stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock awards, and other awards under our 2014 Inducement Grant Equity Incentive Plan. Our board or the compensation committee may increase the number of shares reserved for granting awards under this plan in its discretion, from time to time. The share reserve under this plan was increased by 1,700,000 shares in March 2017 to provide shares underlying the initial equity awards granted to Mr. Barrett in connection with his hire as our President and Chief Executive Officer, which were made as inducement awards. Our board and the compensation committee have discretion to determine the terms of awards granted under our 2014 Inducement Grant Equity Incentive Plan, including vesting, forfeiture and acceleration. The exercise price for stock options granted under our 2014 Inducement Grant Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant. Restricted stock units may be granted in exchange for any form of legal consideration acceptable to our board and restricted stock may be granted in exchange for the payment of a purchase price, past or future services to our company or any other form of legal consideration. In connection with our acquisition of iSocket, Inc. in November 2014, we issued 132,000 stock options under our 2014 Inducement Grant Equity Incentive Plan with an exercise price of $14.62 per share and a ten-year term, and vesting over approximately four years, with 25% of the total shares granted vesting on the first anniversary of the date of the acquisition of iSocket, Inc. and the balance vesting in 36 equal monthly installments thereafter. In connection with the acquisition of iSocket, we also issued 126,050 restricted stock unit awards under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately 54 months. In connection with our acquisition of nToggle, Inc. in July 2014, we issued an aggregate of 174,117 restricted stock units under the 2014 Inducement Grant Equity Incentive Plan, vesting over approximately four years.

We assumed the nToggle, Inc. 2014 Equity Incentive Plan in connection with our acquisition of nToggle, Inc. in July 2017. In connection with the acquisition, and giving effect to the exchange ratio used to determine the number of Rubicon Project options we issued in exchange for outstanding nToggle options, we assumed a total of 432,482 options previously granted under the nToggle, Inc. 2014 Equity Incentive Plan, with a weighted-average exercise price per share of $0.51, remaining terms ranging to April 2027 and remaining vesting periods ranging to April 2021. We also assumed 77,499 shares of unvested restricted stock with a remaining vesting period to October 2019. In addition, 480,673 shares of common stock remaining available under the nToggle, Inc. 2014 Equity Incentive Plan were added to the pool of available shares under our 2014 Equity Incentive Plan, and can be used for awards during the period when they would have been available for grant under the nToggle 2014 Equity Incentive Plan to persons who were not employed by the company or its affiliates immediately before the nToggle acquisition, and otherwise in accordance with the New York Stock Exchange Rule 303A.08. No Further awards will be made under the nToggle 2014 Equity Incentive Plan.

We assumed the Telaria, Inc. 2013 Equity Incentive Plan, as amended, the Telaria, Inc. 2008 Stock Plan, as amended, the ScanScout, Inc. 2009 Equity Incentive Plan, as amended, and certain new hire inducement awards granted by the Telaria board (together, the “Telaria Plans”) in April 2020 in connection with the Telaria Merger. In connection with the Telaria Merger, and giving effect to the exchange ratio used to determine the number of Magnite options we issued in exchange for outstanding Telaria options, we assumed a total of 4,998,622 options previously granted under the Telaria Plans, with a weighted-average exercise price per share of $3.80, remaining terms ranging to February 2030 and remaining vesting periods ranging to January 2024.

We also assumed 2,416,824 shares of unvested restricted stock with a remaining vesting period to March 2024. In addition, 7,291,151 shares of common stock remaining available under the Telaria, Inc. 2013 Equity Incentive Plan were added to the 2014 Equity Incentive Plan, which shares will be used solely with respect to new hire awards or awards to former employees of Telaria prior to the merger. As of December 31, 2020, 7,272,204 shares were available for issuance under the Telaria, Inc. 2013 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

There are no transactions since January 1, 2020 to which the company has been a participant, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their family members, had or will have a direct or indirect material interest. Compensation arrangements with our directors and officers are described under “Director Compensation” and “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors, executive officers and certain other officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Procedures for Approval of Related Person Transactions

We have adopted a formal written policy providing that related person transactions may be consummated or continued only if approved or ratified by the audit committee. The policy defines “related person transactions” as transactions in which we are or will be a participant, the aggregate amount involved since the beginning of the company’s last fiscal year exceeds or may be expected to exceed $100,000, and a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is a person who is or was since the beginning of our last fiscal year a director, nominee for director, or executive officer; a greater than 5% beneficial owner of our common stock; or an immediate family member of any such person. The policy provides that our legal department will review each proposed related person transaction and prepare a description for the audit committee, which will review the proposed transaction and consider such factors, as it deems appropriate, including at least the following factors:

•	the terms of the transaction as compared to terms available for a similar transaction with a non-related party;

•	the extent of the related person’s interest in the transaction;

•	the disclosure requirements associated with the transaction;

•	the effect of the transaction upon the independence of any director involved;

•	the effect of the transaction upon the ability of the related person to fulfill his or her duties to the company; and

•	the appearance of the transaction.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.

To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed for the fiscal year ended December 31, 2020, except that: (i) a report on Form 4 for Blima Tuller, our former Chief Accounting Officer, relating to a restricted stock unit grant made on February 1, 2020 was filed late on February 20, 2020, and (ii) reports on Form 4 for each of our non-management directors relating to annual restricted stock unit grants made on July 8, 2020 were filed late on July 16, 2020.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Exchange Act Rule 14a-8(e), proposals of stockholders being submitted for inclusion in our proxy materials for our 2022 annual meeting of stockholders must be received by us at our corporate headquarters at 6080 Center Drive, 4th Floor, Los Angeles, California 90045, directed to the attention of our Corporate Secretary, not later than January 27, 2022 to be considered for inclusion in the proxy statement for that meeting.

Under our bylaws, director nominations and other proposals at our 2022 annual meeting of stockholders that are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the nomination or proposal is delivered to or mailed and received by us at our corporate headquarters at 6080 Center Drive, 4th Floor, Los Angeles, California 90045 not earlier than the close of business on February 28, 2022 and not later than the close of business on March 30, 2022. However, if the date of the 2022 annual meeting is more than 30 days before the first anniversary of the Annual Meeting or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we first make public announcement of the date of the annual meeting. A copy of our bylaws may be obtained from our Corporate Secretary.

The chairman of the meeting may refuse to acknowledge or introduce any matter brought by a stockholder at a meeting if notice of the matter is not received within the applicable deadlines or does not comply with our bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

ANNUAL REPORT

A copy of our 2020 Annual Report as filed with the SEC on February 25, 2021, without exhibits, will be provided without charge upon written request addressed to our Corporate Secretary at our corporate headquarters at 6080 Center Drive, 4th Floor, Los Angeles, California 90045. A copy of our 2020 Annual Report may also be obtained via the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or in the “Financials and Filings” section of our Investor Relations website at http://investor.magnite.com.

By Order of the Board of Directors,

Aaron Saltz Corporate Secretary

May 17, 2021

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING ONLINE, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES, PLEASE VOTE AS PROMPTLY AS POSSIBLE. YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU RECEIVED A PRINTED COPY OF THE PROXY MATERIALS, ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. IF YOU REQUESTED A PRINTED COPY OF YOUR PROXY MATERIALS, YOU MAY ALSO VOTE BY MAIL BY SIGNING, DATING, AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-PAID ENVELOPE PROVIDED. VOTING NOW VIA PROXY WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING ONLINE.

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ANNUAL MEETING OF STOCKHOLDERS OF

June 28, 2021

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e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, 2020 Annual Report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18899/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

00003333030000000000 6	062821

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
1.	Election of Directors:	☐	☐	☐
	Robert J. Frankenberg	☐	☐	☐
	Sarah P. Harden	☐	☐	☐
	James Rossman	☐	☐	☐
2.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, on an advisory basis, of the compensation of the company's named executive officers.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of directors, "FOR" Proposal 2 and "FOR" Proposal 3.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

Proxy for Annual Meeting of Stockholders on June 28, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David L. Day and Aaron Saltz as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Magnite, Inc. held of record by the undersigned at the close of business on May 4, 2021 at the Annual Meeting of Stockholders to be held on Monday, June 28, 2021 at 10:00 a.m., Pacific Time, via live webcast, and at any postponement or adjournment thereof and to vote in their discretion upon such other matters as may be properly presented at the meeting.

(Continued and to be signed on the reverse side)

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